Exhibit 99.1

$15,000,000

(and up to $7,500,000 Incremental Loans as provided herein)

SECOND LIEN CREDIT AGREEMENT

among

HUGHES TELEMATICS, INC.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

PLASE HT, LLC,

as ADMINISTRATIVE AGENT

and

PLASE HT, LLC,

as COLLATERAL AGENT

Dated as of December 17, 2009

TABLE OF CONTENTS

		Page
SECTION 1.	Definitions and Accounting Terms	1

1.01.	Defined Terms	1

SECTION 2.	Amount and Terms of Credit	28

2.01.	The Commitments	28
2.02.	[Reserved]	29
2.03.	[Reserved]	29
2.04.	Disbursement of Funds	29
2.05.	Notes	29
2.06.	[Reserved]	30
2.07.	Pro Rata Borrowings	30
2.08.	Interest	30
2.09.	[Reserved]	30
2.10.	Increased Costs, Illegality, etc.	30
2.11.	[Reserved]	31
2.12.	Change of Lending Office	32
2.13.	Replacement of Lenders	32
2.14.	Incremental Loan Commitments	33

SECTION 3.	Fees; Reductions of Commitment	35

3.01.	Fees	35
3.02.	Mandatory Reduction of Commitments	35

SECTION 4.	Prepayments; Payments; Taxes	35

4.01.	Voluntary Prepayments	35
4.02.	Mandatory Repayments	36
4.03.	Method and Place of Payment	38
4.04.	Net Payments	38

SECTION 5.	Conditions Precedent	40

5.01.	Notes	40
5.02.	Officer’s Certificate	41
5.03.	[Reserved]	41
5.04.	Company Documents; Proceedings; etc.	41
5.05.	Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements	41
5.06.	Warrants	42
5.07.	Adverse Change, Approvals	42

SCHEDULE 1.01(a)	Closing Date Commitments
SCHEDULE 6.05(d)	Material Liabilities or Obligations
SCHEDULE 6.09	Taxes
SCHEDULE 6.10	Plans
SCHEDULE 6.12	Real Property
SCHEDULE 6.13(a)	Capitalization
SCHEDULE 6.14	Subsidiaries
SCHEDULE 6.19(a)	Intellectual Property Rights Owned or Used
SCHEDULE 6.19(b)	Intellectual Property Rights Required Consents
SCHEDULE 6.19(c)	Intellectual Property Rights Claims
SCHEDULE 6.20	Permitted Existing Indebtedness
SCHEDULE 6.21	Insurance
SCHEDULE 6.22	Material Contracts
SCHEDULE 8.01(c)	Existing Liens
SCHEDULE 8.03	Existing Investments
SCHEDULE 8.06(b)	Transactions with Affiliates
SCHEDULE 11.03	Lender Addresses
SCHEDULE 11.19	Post-Closing Matters

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C	Form of Section 4.04(b)(ii) Certificate
EXHIBIT D	[Reserved]
EXHIBIT E	[Reserved]
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Warrant

SECOND LIEN CREDIT AGREEMENT, dated as of December 17, 2009, among HUGHES Telematics, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, Plase HT, LLC, as Administrative Agent and Plase HT, LLC as Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower, the First-Lien Lenders (as defined below), Morgan Stanley Senior Funding, Inc., as administrative agent and Morgan Stanley & Co. Incorporated, as collateral agent, are parties to the First-Lien Credit Agreement (as defined below) pursuant to which certain first-lien term loans have been extended;

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of second lien term loans, the proceeds of which will be used for the general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, the Lenders are willing to make such second lien term loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Funding Event” shall mean (i) the incurrence of Incremental Loans, (ii) the incurrence of Indebtedness under Sections 8.04(b)(x), (xii) or (xiv) (with respect to clause (xiv) only, to the extent such Indebtedness (A) does not provide for an obligation requiring the payment of interest in cash prior to the date which occurs six months after the Maturity Date (except in connection with any acceleration of the maturity thereof or required offers to purchase such Indebtedness (based on a Change of Control or Asset Sales) which would not violate or conflict with the requirements of this Agreement, and which first allow the repayment of Indebtedness hereunder or a result thereof), and (B) shall not have any required amortization (or sinking fund payments or similar events) occurring prior to the date occurring six months after the Maturity Date (unless there is a default or event of default thereon), (C) shall not mature earlier than the date occurring six months after the Maturity Date) and/or (iii) the issuance of Equity Interests of the Borrower.

“Additional Security Documents” shall have the meaning provided in Section 7.12(b).

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense and net non-cash losses which were included in arriving at Consolidated Net Income for such period) less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Plase HT, LLC in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 10.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Affiliate Transaction” shall have the meaning provided in Section 8.06(a).

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Excess Cash Flow Prepayment Percentage” shall mean, at any time, 50%; provided that, so long as no Default or Event of Default is then in existence (i) if the Total Leverage Ratio is less than 5.0:1.0 (as set forth in the Compliance Certificate delivered pursuant to Section 7.01(f) for the fiscal quarter or fiscal year, as the case may be, of the Borrower then last ended for which financial statements are available), the Applicable Excess Cash Flow Prepayment Percentage shall instead be 25%, and (ii) if the Total Leverage Ratio is less than 3.5:1.0 (as set forth in the Compliance Certificate delivered pursuant to Section 7.01(f) for the fiscal quarter or fiscal year, as the case may be, of the Borrower then last ended for which financial statements are available), the Applicable Excess Cash Flow Prepayment Percentage shall instead be 0%.

“Applicable Increased Term Loan Rate” shall mean, at any time, with respect to any then existing Initial Loans at the time of the provision of any new Incremental Loans pursuant to Section 2.14 that are subject to an interest rate per annum that is less than the interest rate applicable to such new Incremental Loans, the rate per annum determined by the Administrative Agent (and notified to the Borrower and the Lenders) to be equal to the rate per annum applicable to such new Incremental Loans. Each determination of the “Applicable Increased Term Loan Rate” shall be made by the Administrative Agent taking into account the relevant factors outlined in subclause (vii) of Section 2.14(a) and shall be conclusive and binding on the Borrower and all Lenders absent manifest error.

“Applicable Margin” shall mean (i) in the case of any Initial Loan, (x) initially, the PIK Interest Rate and (y) if the Applicable Margin applicable to Initial Loans is increased in accordance with Section 2.14(a), the Applicable Increased Term Loan Rate then in effect and (ii) in the case of any Incremental Loan of a given Tranche that is not an Initial Loan, that percentage per annum (which must be paid in kind in the manner provided by Section 2.08(a)) set forth in, or calculated in accordance with, Section 2.14 and the relevant Incremental Loan Commitment Agreement.

“Asset Acquisition” shall mean (1) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or any Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (2) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than a Restricted Subsidiary of the Borrower) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” shall mean any sale, transfer, issuance or other disposition (or series of related sales, transfers, issuances or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, amalgamation, arrangement, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Equity Interests of a Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary);

(b) all or substantially all of the properties and assets of any division or line of business of the Borrower or any Subsidiary; or

(c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary;

provided, however, that the following shall not constitute an Asset Sale for the purposes of this Agreement:

(i) any disposition by the Borrower or a Restricted Subsidiary to (A) the Borrower, (B) a Restricted Subsidiary (which is a Guarantor), (C) any other Person (if after giving effect to such disposition such other Person becomes a Restricted Subsidiary (which is a Guarantor) or (D) to any Foreign Subsidiary pursuant to the reasonable requirements of, and in furtherance of, the Business Plan;

(ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 8.03;

(iii) any disposition effected in compliance with Section 8.05;

(iv) any sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(v) any disposition of obsolete, worn out or permanently retired equipment or facilities or other property that is no longer used or useful in the ordinary course of the business of the Borrower or any Restricted Subsidiary;

(vi) for purposes of Section 8.02 only, any Asset Sale other than a Material Asset Sale;

(vii) the licensing or sublicensing of Intellectual Property or other general intangibles and licenses, leases or subleases of other property;

(viii) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(ix) any sale or disposition deemed to occur in connection with creating or granting any Permitted Liens;

(x) the surrender or waiver of contract rights or the settlement, release, surrender of contract, tort or other claims of any kind; and

(xi) any sale or exchange of equipment in connection with the purchase or other acquisition of Replacement Assets of substantially equivalent or greater Fair Market Value (taken as a whole) and that are usable in a Related Business.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I.

“Authorized Officer” shall mean, with respect to (a) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the Board of Directors to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (b) delivering financial information, budgets and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Borrower, and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Average Life” shall mean, as of any date of determination, with respect to any Indebtedness or Preferred Equity, the quotient obtained by dividing:

(a) the sum of the products of (i) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by (ii) the amount of such payment; by

(b) the sum of all such payments.

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean the board of directors of the Borrower and any relevant committees.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall mean the common stock issued by the Borrower with par value of $0.01, or such other equity securities issued by the Borrower in replacement or substitution thereof.

“Borrower Materials” shall have the meaning provided in Section 11.03(b).

“Borrowing” shall mean the borrowing of a Loan on a given date.

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be, in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Business Plan” shall mean the business plan of the Borrower as discussed with the Lenders on or prior to the Closing Date, as such business plan may be modified with the prior consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed) in response to changes in relevant markets or other business opportunities relevant to the Related Business.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be included in “property, plant and equipment”, “capitalized software” or similar line items reflected in the financial statements in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be included in “property, plant and equipment” or similar line items reflected in the financial statements of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (f) pre-refunded bonds and bonds that are escrowed to maturity (backed 100% by United States Government Securities and/or cash), and (g) investments in money market funds rated at least “AA” or the equivalent thereof by S&P or “Aa” or the equivalent thereof by Moody’s.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 9.06(a).

“Change of Control” shall mean the occurrence of any of the following events:

(a) the acquisition by any Person, other than one or more Permitted Holders, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 35% of the voting power of the Borrower’s Outstanding Voting Securities (or the Outstanding Voting Securities of any successor entity);

(b) a majority of the individuals who, as of the Closing Date, constitute the members of the Board of Directors (the “Incumbent Board”) cease for any reason to serve on such Board of Directors; provided that any individual who becomes a director of the Borrower subsequent to the Closing Date, whose election, or nomination for election by the Borrower’s stockholders, is approved: (i) at a time when a Permitted Holder beneficially owns more than 50% of the voting power of the Borrower’s (or any successor’s) Outstanding Voting Securities and/or (ii) by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Borrower as a result of an actual or threatened election contest, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board;

(c) a sale of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(d) a “change of control” or similar event shall occur and require repayment of, or an offer to repay, any Indebtedness of the Borrower or any Restricted Subsidiary having an aggregate value in excess of $10,000,000.

“Change of Control Offer” shall mean the offer to prepay the Loans pursuant to Sections 4.02(b) and (h) as a result of a Change of Control.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall mean December 17, 2009.

“Closing Date Agents” shall mean Plase HT, LLC, as Administrative Agent and Plase HT, LLC, as Collateral Agent.

“Closing Date Lender” shall mean any Lender of a Closing Date Loan.

“Closing Date Loan” shall have the meaning provided in Section 2.01(a).

“Closing Date Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Closing Date Commitments,” as the same may be terminated pursuant to Sections 3.02 or 9, as applicable.

“Closing Date Warrants” shall mean, cumulatively, all warrants to purchase shares of Borrower Common Stock (i) which are issued to the any Closing Date Lender and/or its Affiliates on the Closing Date and (ii) which any Closing Date Lender and/or its Affiliates have the right to acquire pursuant to rights created or existing on the Closing Date, to the extent, as of any date of determination, shares of Borrower Common Stock underlying any such warrants or rights are issuable under the terms thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Collateral under and as defined in the Guaranty and Collateral Agreement and all Mortgaged Properties.

“Collateral Agent” shall mean Plase HT, LLC, in its capacity as Collateral Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 10.09.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Obligations shall have been unconditionally guaranteed by the Borrower and each Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary;

(b) the Obligations shall have been secured by a security interest (subject only to the priority of the First-Lien Obligations) in all Equity Interests of each Wholly-Owned Subsidiary directly owned by the Borrower or any Subsidiary Guarantor; provided that pledges of voting Equity Interests of each Foreign Subsidiary or controlled foreign corporation shall be limited to 65% of the total combined voting power of all Equity Interests of such Foreign Subsidiary or controlled foreign corporation at any time;

(c) except to the extent otherwise permitted hereunder or under any Security Document, the Obligations shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Subsidiary Guarantor (including accounts, inventory, equipment, investment property, contract rights, Intellectual Property, other general intangibles, owned real property and proceeds of the foregoing), in each case, with the priority required by the Security Documents;

(d) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 8.01; and

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 8.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) such existing surveys, existing abstracts, existing appraisals and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property and (iv) to the extent required by applicable law, flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map.

“Collective Bargaining Agreements” shall have the meaning provided in Section 5.05.

“Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Loan Commitment or an Incremental Loan Commitment.

“Competitor” shall mean any Person that provides telematics products or services and any Affiliate of such Person.

“Compliance Certificate” shall have the meaning provided in Section 7.01(e).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Restricted Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (a) any extraordinary gains or losses, (b) any non-cash income, (c) any gains or losses from sales of assets other than inventory sold in the ordinary course of business and (d) interest income), adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period and (iv) non-cash stock compensation expenses and other non-cash expenses for such period that do not result in future cash obligations or cash outlays. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (a) all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (b) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (b) and (g) of the definition of Indebtedness and (c) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (a) and (b).

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Restricted Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Restricted Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, the Second Lien Guaranty and Collateral Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Joinder Agreement, each Mortgage, each other Security Document and each Incremental Loan Commitment Agreement.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cumulative Available CNI Amount” shall mean, as of the Closing Date, $0; provided that on the date of delivery of financial statements pursuant to Section 7.01(a) or (b), as the case may be, there shall be (a) if Consolidated Net Income for the fiscal quarter most recently ended is positive, added to the then Cumulative Available CNI Amount an amount equal to 50% of Consolidated Net Income for such fiscal quarter, and (b) if Consolidated Net Income for the fiscal quarter most recently ended is negative, deducted from the then Cumulative Available CNI Amount an amount equal to 100% of Consolidated Net Income for such fiscal quarter.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Discharge Conditions” shall have the same meaning as “Discharge of First-Lien Credit Agreement Obligations” in the Intercreditor Agreement.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of an event, (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the 181st day after the Maturity Date; provided that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the issuer thereof to repurchase or redeem such Equity Interest upon the occurrence of a Change of Control occurring prior to the 181st day after the Maturity Date shall not constitute Disqualified Stock if the Change of Control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Disqualified Stock than the provisions of this Agreement with respect to a Change of Control and such Disqualified Stock specifically provides that the issuer thereof will not repurchase or redeem any such Equity Interest pursuant to such provisions prior to the Borrower completing a Change of Control Offer.

“Documents” shall mean, collectively, (a) the Credit Documents and (b) the Warrant.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District or Columbia.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), and, in any event, shall include any Affiliate of the Permitted Holder other than the Borrower and its Subsidiaries.

“Employee Benefit Plans” shall have the meaning provided in Section 5.05.

“Employment Agreements” shall have the meaning provided in Section 5.05.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding any debt security convertible or exchangeable into any such interest prior to conversion or exchange.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower and/or any of their Subsidiaries would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of the Borrower and/or any Subsidiary of the Borrower being or having been a general partner of such person.

“Event of Default” shall have the meaning provided in Section 9.

“Excess Cash Flow” shall mean, for any Excess Cash Payment Period, to the extent remaining after any mandatory prepayments pursuant to Section 4.02 of the First-Lien Credit Agreement, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such Excess Cash Payment Period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of permanent principal payments of Indebtedness (in the case of any revolving Indebtedness that are accompanied by a permanent reduction in commitment) for borrowed money of the Borrower and its Restricted Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries during such period (other than (1) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, insurance or Indebtedness and (2) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining

Excess Cash Flow only to the extent such repayments were made as a voluntary prepayment pursuant to Section 4.01 with Internally Generated Funds, (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (iv) the aggregate consideration paid in cash by the Borrower or any of its Restricted Subsidiaries in respect of acquisitions during such period (other than acquisitions to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness).

“Excess Cash Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2010).

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from the first day of the first fiscal quarter of the Borrower beginning on or after the Closing Date to the last day of the Borrower’s fiscal year ending December 31, 2010 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Excluded Taxes” shall have the meaning provided in Section 4.04(a).

“Existing Indebtedness Agreements” shall have the meaning provided in Section 5.05.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Restricted Subsidiary of the Borrower selling such asset.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“FEMA” shall mean the Federal Emergency Management Agency.

“First-Lien Collateral Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.

“First-Lien Credit Agreement” shall have the meaning assigned to such term in the Intercreditor Agreement.

“First-Lien Credit Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

“First-Lien Creditors” shall have the meaning assigned to such term in the Intercreditor Agreement.

“First-Lien Lenders” shall have the meaning assigned to such term in the Intercreditor Agreement.

“First-Lien Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, and for all purposes of determining any financial ratios or terms, are subject (to the extent provided therein) to Section 11.07(a).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty and Collateral Agreement” shall have the meaning set forth in Section 5.09.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Incremental Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Loans, each date on which the Borrower incurs Incremental Loans of such Tranche pursuant to Section 2.01(c), which date shall be the date of the effectiveness of the Incremental Loan Commitment Agreement pursuant to which such Incremental Loans are to be made.

“Incremental Loan Commitment” shall mean, with respect to each Incremental Loan Lender, the commitment of such Lender to make Incremental Loans pursuant to Section 2.01(c) on a given Incremental Loan Borrowing Date, as such commitment is set forth in the respective Incremental Loan Commitment Agreement delivered pursuant to Section 2.14(b) and as same may be terminated pursuant to Section 3.02 or 9, as applicable

“Incremental Loan Commitment Agreement” shall have the meaning provided in Section 2.14(b).

“Incremental Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Loan Maturity Date” shall mean, for any Tranche of Incremental Loans, the final maturity date set forth for such Incremental Loans in the applicable Incremental Loan Commitment Agreement; provided that the final maturity date for all Incremental Loans of a given Tranche shall be the same date and in no event shall such final maturity date be prior to the Initial Loan Maturity Date.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), or (g) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the (i) Fair Market Value of the property to which such Lien relates or (ii) the principal amount of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement that would appear as a liability on the balance sheet of such Person under GAAP, (f) all Contingent Obligations of such Person (excluding Contingent Obligations incurred in the ordinary course of business), and (g) the amount of all obligations of such Person in respect of Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Equity (measured, in each case, at the greatest required maximum fixed repurchase price on the date of determination and any dividends declared at such date, but not yet paid). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables which are past due for less than 90 days, deferred balances of obligations to trade creditors, Off-Balance Sheet Liabilities, accrued expenses and deferred tax and other credits, in each case, incurred by any Person in the ordinary course of business of such Person.

“Independent Financial Advisor” shall mean an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, provided that such firm or appraiser is not an Affiliate of the Borrower.

“Initial Loan” shall mean a Closing Date Loan.

“Initial Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedules 1.01(a) and 1.01(b), directly below the column entitled “Closing Date Loan Commitments”, as the same may be terminated pursuant to Sections 3.02 or 9, as applicable.

“Initial Loan Maturity Date” shall mean October 1, 2013.

“Intellectual Property” shall mean and include all of the following:

(a) copyrights, including any United States or foreign copyright now or hereafter owned by the Borrower or any of its Restricted Subsidiaries, including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by the Borrower or any of its Restricted Subsidiaries;

(b) domain names, including all internet domain names and associated URL addresses in or to which the Borrower or any of its Restricted Subsidiaries now or hereafter have any right, title or interest;

(c) trademarks and service marks and all goodwill connected with the use thereof and symbolized thereby, including all right, title and interest in and to any trademarks, service marks and trade names now held or hereafter acquired by the Borrower or any of its Restricted Subsidiaries, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by the Borrower or any of its Restricted Subsidiaries, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks used by the Borrower or any of its Restricted Subsidiaries and any trade dress including logos, designs, fictitious business names and other business identifiers used by the Borrower or any of its Restricted Subsidiaries;

(d) patents, including any patent in or to which the Borrower or any of its Restricted Subsidiaries now or hereafter have any right, title or interest therein, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter made by the Borrower or any of its Restricted Subsidiaries; and

(e) trade secrets, including any secretly held proprietary existing engineering or other data, information, production procedures and other secretly held proprietary know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of the Borrower or any of its Restricted Subsidiaries worldwide whether written or not.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 17, 2009 between the Collateral Agent and the First-Lien Collateral Agent.

“Interest Payment Date” shall have the meaning provided in Section 2.08(d).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Internally Generated Funds” shall mean funds generated from the operations of the Borrower and its Subsidiaries (excluding, without limitation, proceeds from the issuance of any Equity Interests or the incurrence of any Indebtedness).

“Investment” by any Person shall mean any loan, advance or other extension of credit (other than advances or extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or acquired as part of the assets acquired in connection with an acquisition of assets otherwise permitted by this Agreement and also excluding advances to officers and employees in the ordinary course of business) or capital contribution (by means of transfers of cash or other property to others) or payments for property or services for the account or use of others to, or incurrence of a Contingent Obligation of any obligation of, or purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person. For the purposes of Sections 7.15 and 8.03 and the definition of “Restricted Payments,” “Investment” shall include the Fair Market Value of the Investment of the Borrower or a Restricted Subsidiary in any Subsidiary of the Borrower at the time that any such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower or such Restricted Subsidiary, as the case may be, shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to its equity interest in such Subsidiary) of an amount (if positive) equal to:

(a) its “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value of its Investment in such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any property other than cash, such property shall be valued at its Fair Market Value at the time of such Investment.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit I to the Guaranty and Collateral Agreement (appropriately completed).

“Junior Financing Documentation” shall mean the documentation governing any Subordinated Obligations.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution or entity listed on Schedules 1.01(a) and 1.01(b), as well as any Person that becomes a “Lender” hereunder pursuant to Sections 2.13, 2.14 or 11.04(b).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Initial Loan and each Incremental Loan.

“Management Agreements” shall have the meaning provided in Section 5.05.

“Margin Stock” shall have the meaning provided in Regulation U of the Board (as from time to time in effect and any successor to all or a portion thereof).

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect (i) on the rights or remedies of the

Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, or (ii) on the ability of the Credit Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, provided, that, it is agreed and understood that the net economic effect of any event or circumstance shall be taken into account in determining whether or not a Material Adverse Effect has occurred.

“Material Asset Sale” shall mean any Asset Sale (for this purpose, determined as if sub-clauses (ii), (iii) and (vi) of clause (c) of the definition of Asset Sale did not exist) or series of related such Assets Sales (i.e., separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) where the aggregate consideration therefor (or Fair Market Value of the assets transferred or disposed of, if other than an arms’ length sale) is equal to, or in excess of, $1,000,000 individually and $2,500,000 in the aggregate in any fiscal year of the Borrower.

“Material Contracts” shall mean any and all oral or written supply agreements, requirements contracts, customer agreements, franchise agreements, license agreements, distribution agreements, joint venture agreements, asset purchase agreements, stock purchase agreements, merger agreements, agency or advertising agreements, leases of real or personal property, credit agreements, loan agreements, security agreements, pledge agreements, mortgages, trust deeds, trust indentures, stock purchaser agreements, consulting agreements, management agreements, employment agreements, severance agreements, collective bargaining agreements, employee benefit plans or arrangements, tax sharing agreements, indemnification agreements (including, without limitation, as may be entered into with suppliers) or other contracts, agreements, arrangements, understandings and commitments to which any Credit Party is a party which if terminated is reasonably likely to cause a Material Adverse Effect.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Loan Maturity Date or the Incremental Loan Maturity Date, as the case may be.

“Measurement Period” shall mean each period of four consecutive fiscal quarters of the Borrower, in each case taken as one accounting period.

“Mercedes Agreement” shall mean the Telematics Services Agreement, dated on or around October 31, 2007, by and between the Borrower and Mercedes Benz USA, LLC, as the same may be amended, modified, extended or supplemented in accordance with the terms thereof and hereof.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement or any Security Document, as required by the Collateral and Guarantee Requirement and Section 7.12.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries and/or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries and/or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, to the extent remaining after any mandatory prepayments pursuant to Section 4.02 of the First-Lien Credit Agreement, for any event requiring a mandatory repayment pursuant to Sections 4.02(c) or (d), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) incurred in connection with any such event and net of taxes paid or payable as a result thereof.

“Net Insurance Proceeds” shall mean, to the extent remaining after any mandatory prepayments pursuant to Section 4.02 of the First-Lien Credit Agreement, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets the subject of such Recovery Event).

“Net Sale Proceeds” shall mean, to the extent remaining after any mandatory prepayments pursuant to Section 4.02 of the First-Lien Credit Agreement, for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) actual transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and other taxes arising therefrom), (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (c) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents), which is secured by the respective assets which were sold or otherwise disposed of, and (d) the estimated net marginal increase in income, franchise or similar taxes which will be payable by the Borrower or any Restricted Subsidiary with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition (or, without duplication, which will be payable by the Borrower or any Restricted Subsidiary in the fiscal year of the Borrower in which cash proceeds in respect of such sale or other disposition are received by way of deferred payment pursuant to a promissory note, receivable or otherwise); provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Restricted Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Restricted Subsidiaries from such sale or other disposition.

“Non-Recourse Indebtedness” shall mean Indebtedness:

(a) as to which none of the Borrower or any Restricted Subsidiary provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Borrower or any Restricted Subsidiary; and

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit A.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean for notices, the office of the Administrative Agent described below (or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto):

Plase HT, LLC
c/o Apollo Management, L.P.
1 Manhattanville Road - Suite 201
Purchase, NY 10577
Attn:	Bob Pasteelnick
Email:	bpasteelnick@apollolp.com
Phone:	(914) 467-6403
Fax:	(914) 206-4607
Attn:	Tom Doria
Email:	tdoria@apollolp.com
Phone:	(914) 467-6425
Fax:	(914) 206-4485
Alt. Fax:	(914) 644-3110

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“OEM Agreement” shall mean a telematics services agreement with a major car manufacturer, as the same may be amended, modified, extended or supplemented in accordance with the terms thereof and hereof, including, but not limited to the Mercedes Agreement.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person, (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Officer’s Certificate” shall mean a certificate signed by an Authorized Officer of the specified Person and delivered to the Administrative Agent.

“Opinion of Counsel” shall mean a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent, as the context permits.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Outstanding” shall mean, when used with reference to Voting Securities, at any date as of which the number of shares thereof is to be determined, all issued shares of Voting Securities, except shares then owned or held by or for the account of the Borrower or any Subsidiary of the Borrower, and shall include all shares issuable in respect of outstanding certificates representing fractional interests in shares of Voting Securities.

“Patriot Act” shall have the meaning provided in Section 11.18.

“Payment Office” shall mean the office designated in writing by the Administrative Agent as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean a transaction described in sub-clause (a) of the definition of “Permitted Investment”.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) the Liens in favor of the First-Lien Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the First-Lien Creditors and (ii) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holder” shall mean Apollo Management L.P. and its Affiliates.

“Permitted Investment” shall mean any Investment by the Borrower or a Restricted Subsidiary in:

(a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, or that is merged or consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Related Business, and subject to compliance with Section 7.12;

(b) cash or Cash Equivalents;

(c) receivables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;

(d) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(e) loans and advances to employees, directors and consultants made in the ordinary course of business; provided that such loans and advances do not exceed $1,000,000 at any one time outstanding;

(f) stock, obligations or other securities received in settlement or good faith compromise of debts owing to the Borrower or a Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(g) any Person to the extent such Investment represents non-cash consideration received in connection with an asset sale, including an Asset Sale consummated in compliance with Section 8.02;

(h) Interest Rate Protection Agreements and Other Hedging Agreements, in each case permitted under Section 8.04;

(i) any Investment in existence or the subject of a written commitment in existence on the Closing Date and set forth on Schedule 8.03 and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(j) prepaid expenses, negotiable instruments held for deposit or collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(k) Investments in any Person to the extent the consideration provided by the Borrower consists solely of Equity Interests of the Borrower (other than Disqualified Stock);

(l) any Person where such Investment was acquired by the Borrower or any Restricted Subsidiary (1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or such other transfer of title with respect to any secured Investment in default;

(m) negotiable instruments held for deposit or collection in the ordinary course of business;

(n) guarantees by the Borrower or a Restricted Subsidiary of Indebtedness otherwise permitted to be incurred by the Borrower or a Restricted Subsidiary under this Agreement and the creation of Liens on the assets of the Borrower or a Restricted Subsidiary in compliance with Section 8.01; and

(o) any transaction to the extent it constitutes an Investment that is permitted by Section 8.06(b) (other than clause (ii) thereof); and

(p) other Investments made for Fair Market Value that do not exceed $10,000,000 in the aggregate outstanding at any one time.

“Permitted Liens” shall have the meaning provided in Section 8.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness that refinances any other Indebtedness that is incurred in accordance with Section 8.04(a) or that is (or was previously) incurred under Sections 8.04(b)(ii), (iv), (xiii) or (xv) or (xvii), including any successive refinancings, so long as:

(a) such Indebtedness is in an aggregate principal amount (or if incurred with issue discount, an aggregate issue price) not in excess of the sum of:

(i) the aggregate principal amount (or is incurred with original issue discount, the aggregate accreted value) and any accrued but unpaid interest then outstanding of the Indebtedness being refinanced; and

(ii) an amount necessary to pay any fees and expenses, including premiums, tender and defeasance costs, related to such refinancing,

(b) in the case of the refinancing of term Indebtedness, the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being refinanced,

(c) in the case of the refinancing of term Indebtedness, the final stated maturity of the Indebtedness being incurred is no earlier than the final stated maturity of the Indebtedness being refinanced, and

(d) in the case of the refinancing of Indebtedness of the Borrower or a Subsidiary Guarantor:

(i) the new Indebtedness shall not be senior in right of payment to the Indebtedness being refinanced; and

(ii) if the Indebtedness being refinanced constitutes Subordinated Obligations of the Borrower or a Subsidiary Guarantor, the new Indebtedness shall be subordinated to the Obligations, as applicable, at least to the same extent as the Subordinated Obligations; provided, however, that Permitted Refinancing Indebtedness shall not include:

(x) Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor) that refinances Indebtedness of the Borrower or a Subsidiary Guarantor; or

(y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“PIK Interest Rate” shall mean 9% per annum.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Pro Forma Basis” shall mean, in connection with any calculation of Consolidated EBITDA for any period of four consecutive fiscal quarters, giving effect on a pro forma basis to any of the following events which occurred after the first day of the respective such fiscal quarter and on or prior to the date of determination of Consolidated EBITDA on a pro forma basis, as if same had occurred on the first day of the respective period of four consecutive fiscal quarters (and taking into account, in the case of Asset Acquisitions, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period):

(i) if any Person has had its designation changed from Restricted Subsidiary to Unrestricted Subsidiary, or from Unrestricted Subsidiary to Restricted Subsidiary, after the first day of such period of four consecutive fiscal quarters and to prior to the date of the respective determination, such Person shall be deemed to have been a Restricted Subsidiary or Unrestricted Subsidiary (i.e., whichever designation applies on the date of determination), as the case may be, for the entire such period of four consecutive fiscal quarters;

(ii) any Asset Acquisition effected after the first day of the respective such four consecutive fiscal quarter period; and

(iii) any Asset Sale occurring after the first day of such period of four consecutive fiscal quarter period.

“Public Lender” shall have the meaning provided in Section 11.03(b).

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries or (b) under any policy of insurance maintained by any of them.

“Register” shall have the meaning provided in Section 11.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Related Business” shall mean any business that is the same as or related, ancillary, incidental or complementary to the business of the Borrower or a Restricted Subsidiary on the Closing Date or any reasonable extension, development or expansion of the business.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Reinvestment Period” shall mean, with respect to any Asset Sale or Recovery Event, the earlier of the dates referred to in clauses (a) and (b) below occurring after the receipt of Net Sale Proceeds or Net Insurance Proceeds by the Borrower or any of its Subsidiaries, as the case may be, from such Asset Sale or Recovery Event: (a) nine months following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (b) the date upon which the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from the respective Asset Sale or Recovery Event, as the case may be.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Assets” shall mean property and assets that are acquired by the Borrower or a Restricted Subsidiary utilizing proceeds realized from or otherwise in connection with an Asset Sale.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Loans at such time represents at least a majority of the sum of all outstanding Loans of all the Lenders.

“Restricted Payment” shall mean:

(a) any dividend or distribution (whether made in cash, securities or other property) declared or paid by the Borrower or any Restricted Subsidiary on or with respect to any Equity Interest of the Borrower or a Restricted Subsidiary, except for (i) any dividend or distribution that is made solely to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Borrower or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or (ii) any dividend or distribution to the extent payable in shares of Equity Interest (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to acquire shares of Equity Interest (other than Disqualified Stock) of the Borrower;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Equity Interest of the Borrower or a Restricted Subsidiary (other than from the Borrower or a Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transactions) or securities exchangeable for or convertible into any such Equity Interest, including the exercise of any option to exchange any Equity Interest (other than for or into Equity Interest of the Borrower or a Restricted Subsidiary that is not Disqualified Stock); provided that, notwithstanding anything in this definition to the contrary, the purchase, repurchase, redemption, acquisition or retirement for value of any Disqualified Stock of the Borrower or a Restricted Subsidiary at its scheduled mandatory redemption date shall only constitute a Restricted Payment to the extent (and only to the extent) that the issuance of such Disqualified Stock increased the amount available for Restricted Payments pursuant to Section 8.03(a)(iii);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments and Indebtedness or Contingent Obligations of Restricted Subsidiaries with respect to Indebtedness permitted under Section 8.04) by the Borrower or any Restricted Subsidiary in any Person other than the Borrower or a Restricted Subsidiary; or

(e) the issuance, sale or other disposition of any Equity Interest of any Restricted Subsidiary to a Person (other than the Borrower or another Restricted Subsidiary) if the result thereof is that such Restricted Subsidiary shall cease to be a Subsidiary of the Borrower, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Borrower and the Restricted Subsidiaries.

“Restricted Subsidiary” shall mean each Subsidiary of the Borrower as of the Closing Date and thereafter unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with the provisions of this Agreement.

“Returns” shall have the meaning provided in Section 6.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“SEC” shall have the meaning provided in Section 7.01(h).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which the Borrower or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.05.

“Subordinated Obligations” shall mean any Indebtedness of the Borrower or any Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter incurred) that is subordinate or junior in right of payment or priority of lien to the Obligations or the Liens securing the Obligations pursuant to a written agreement to that effect.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (except for the purposes of Sections 6.01, 6.06, 6.09, 6.10, 6.15, 6.18, 7.01(i), 7.01(j), 7.05, 7.06, 7.07, 7.10, 9.05, 9.06, 9.09, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its other Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower whether existing on the Closing Date or established, created or acquired after the Closing Date, that has executed and delivered the Guaranty and Collateral Agreement or has otherwise become a party thereto by means of the execution and delivery of a Joinder Agreement by such Domestic Subsidiary unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the Guaranty and Collateral Agreement in accordance with the terms and provisions thereof.

“Subsidiaries Guaranty” shall mean the guaranty provided by the Subsidiary Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.

“Successor Borrower” shall have the meaning provided in Section 8.05(a)(i).

“Successor Guarantor” shall have the meaning provided in Section 8.05(b)(i).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Benefit” shall have the meaning provided in Section 4.04(d).

“Tax Sharing Agreements” shall (i) have the meaning provided in Section 5.05 or (ii) mean a Tax Sharing Agreement in form and substance reasonably satisfactory to the Administrative Agent to be entered into by the Borrower and its Subsidiaries at the time of the first designation of an Unrestricted Subsidiary, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Incremental Loan Commitment” of any Tranche of Incremental Loans shall mean, at any time, the sum of the Incremental Loan Commitments of such Tranche at such time.

“Total Initial Loan Commitment” shall mean, at any time, the sum of the Initial Loan Commitments of each Lender at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Indebtedness on such date to (b) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date for which financial statements are available; provided that such Consolidated EBITDA shall be determined on a Pro Forma Basis.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being one Tranche on the Closing Date, i.e., the Initial Loans. In addition, and notwithstanding the foregoing, any Incremental Loans extended after the Closing Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches of Loans which shall be designated pursuant to the respective Incremental Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14.

“Transaction” shall mean, collectively, (a) the execution, delivery and performance by each Credit Party of the Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof and the issuance of the Warrants on the Closing Date, and (b) the payment of all fees and expenses in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean:

(a) any Subsidiary of the Company that at the time of determination is designated as an Unrestricted Subsidiary as permitted or required pursuant to Section 7.15 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Voting Securities” shall mean, with respect to any Person, the common stock and any other securities issued by such Person entitled to vote generally in the election of directors of such Person.

“Warrants” shall mean the warrants issued on the Closing Date to the Closing Date Lenders or (ii) on any Incremental Loan Borrowing Date, to the applicable Incremental Loan Lenders, in each case, substantially in the form of Exhibit J.

“Warrant Stock” shall mean (i) all Equity Interests issued or issuable by the Borrower upon the exercise of the Warrant, and (ii) any securities issued or issuable by the Borrower with respect to shares of Equity Interests referred to in the foregoing clause by way of a stock dividend or stock split or in connection with a combination or subdivision of shares, reclassification, merger, consolidation or other reorganization of the Borrower.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Restricted Subsidiary which is also a Wholly-Owned Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a Closing Date Loan Commitment severally agreed to make a term loan (each, a “Closing Date Loan” and, collectively, the “Closing Date Loans”) to the Borrower, which Closing Date Loans (i) were incurred pursuant to a single drawing on the Closing Date, (ii) were denominated in Dollars and (iii) were made by each such Lender in that aggregate principal amount which did not exceed the Closing Date Commitment of such Lender on the Closing Date. Once repaid, Closing Date Loans incurred hereunder may not be reborrowed. It is agreed and acknowledged that a Closing Date Loan in the aggregate principal amount of $15,000,000 was made to the Borrower as of the Closing Date by the Closing Date Lenders in accordance with the terms of this Section 2.01(a).

(b) [Reserved]

(c) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Loan Commitment for a given Tranche of Incremental Loans severally agrees to make a term loan or term loans (each, an “Incremental Loan” and, collectively, the “Incremental Loans”) to the Borrower, which Incremental Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the respective Incremental Loan Borrowing Date, (ii) shall be denominated in Dollars and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Commitment of such Lender on the respective Incremental Loan Borrowing Date. Once repaid, Incremental Loans incurred hereunder may not be reborrowed.

2.02. [Reserved].

2.03. [Reserved].

2.04. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the Closing Date, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of the Loans requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.

2.05. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 11.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it (as well as any increase thereto as a result of the accretion of PIK interest) and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans. Although under no obligation to do so, any Lender may, following an increase in the outstanding principal amount of its Loans as a result of the accretion of PIK interest, request for a replacement Note in an aggregate principal amount which reflects such increase or increases (although any failure of a Lender to request such replacement Note shall in no event affect the Borrower’s obligation to pay the entire principal amount of the Loans of such Lender).

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to the Borrower shall affect, or in any manner impair, the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. [Reserved].

2.07. Pro Rata Borrowings. (a) All Closing Date Loans under this Agreement were incurred from the Lenders with a Closing Date Loan Commitment on the Closing Date pro rata on the basis of their Closing Date Loan Commitments at such time. All Incremental Loans shall be incurred from the relevant Incremental Loan Lenders on the relevant Incremental Loan Borrowing Dates pro rata on the basis of the relevant Incremental Loan Commitment at such time. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

(b) [Reserved]

2.08. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a fixed rate per annum equal to the PIK Interest Rate, which interest shall be payable quarterly in-kind (“PIK interest”). On each Interest Payment Date and the date any interest is demanded under Section 2.08(c) or otherwise hereunder, accrued interest shall be added to the principal amount of the Loans to which it relates on the relevant Interest Payment Date and (i) such accrued interest shall be deemed paid and (ii) the principal amount of the Loans as so increased shall be deemed “Loans” hereunder and under the other Credit Documents for all purposes, and shall thereafter accrue interest in accordance with the terms of this Agreement.

(b) [Reserved].

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans. Interest that accrues under this Section 2.08(c) shall be payable on demand in the manner provided in Section 2.08(a).

(d) Accrued (and theretofore unpaid) interest shall be payable, in respect of each Loan in the manner provided in Section 2.08(a), (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment of Loans (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand (each such date, an “Interest Payment Date”).

2.09. [Reserved].

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to (1) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for (x) Taxes with respect to which additional amounts are paid pursuant to Section 4.04 or would be payable but for the failure to provide the forms required to be provided in Section 4.04(b) or (y) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (2) a change in official reserve requirements then, and in any such event, such Lender shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefore, and in the case of such amounts constituting interest, in the manner provided in Section 2.08(a), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto).

(b) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder (to the extent reimbursement of such amounts are not provided for in Section 4.04(a)) or would have been provided for but for the failure to provide the forms required to be provided in Section 4.04(b) and other than changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein, then the Borrower agrees to pay to such Lender, upon its written demand therefore, and in the case of such amounts constituting interest, in the manner provided in Section 2.08(a), such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(b) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(b), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11. [Reserved].

2.12. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a), Section 2.10(b) or Section 4.04(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04(a).

2.13. Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 2.10(a), Section 2.10(b) or Section 4.04 with respect to any Lender which (i) results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (ii) are not charged by such Lender to its other borrowers that are similarly situated to the Borrower with respect to the event giving rise to the operation of Section 2.10(a), Section 2.10(b) or Section 4.04 (as applicable), or (b) in the case of a refusal by a Lender to consent to a proposed change, amendment waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 11.12(b), the Borrower shall have the right, in accordance with Section 11.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and all Warrants held by the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (B) and any other amounts payable to it hereunder and under the Loan Documents;

(ii) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement;

(iii) [Reserved]; and

(iv) with respect to any replacement as a result of the operation of Section 2.10(a), Section 2.10(b), the Replacement Lender does not, at the time of such replacement, charge such increased costs to the Borrower.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 11.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 11.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification and confidentiality provisions under this Agreement (including, without limitation, Sections 2.10, 4.04, 10.06, 11.01, 11.06 and 11.16), which shall survive as to such Replaced Lender.

2.14. Incremental Loan Commitments. (a) The Borrower shall have the right to request from time to time (by written notice to the Administrative Agent, who shall send a copy of such notice to each Lender) that one or more Lenders (and/or one or more other Persons, reasonably acceptable to the Administrative Agent, which will become Lenders as provided below) provide Incremental Loan Commitments and, subject to the terms and conditions contained in this Agreement and the relevant Incremental Loan Commitment Agreement, make Incremental Loans pursuant thereto, so long as (x) no Default or Event of Default then exists or would result therefrom, (y) all Incremental Loans are incurred on the date of the effectiveness of the applicable Incremental Loan Commitment Agreement pursuant to which the related Incremental Loan Commitments are provided, and (z) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that the full amount of the applicable Incremental Loans may be incurred without violating the terms of any material Indebtedness of the Borrower or any of its Subsidiaries or the documentation governing any such Indebtedness; provided, however, that (i) no Lender shall be obligated to provide an Incremental Loan Commitment as a result of any such request by the Borrower until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Loan Commitment and has executed and delivered to the Administrative Agent an Incremental Loan Commitment Agreement as provided in clause (b) of this Section 2.14, (ii) any Lender (or any other Person, reasonably acceptable to the Administrative Agent, which will qualify as an Eligible Transferee) may so provide an Incremental Loan Commitment without the consent of any other Lender, (iii) the amount of each Tranche of Incremental Loan Commitments (whether constituting a new Tranche of Incremental Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Loans) shall be in a minimum aggregate amount (for all Lenders and Eligible Transferees which will become Lenders) of at least $1,000,000, (iv) the aggregate amount of all Incremental Loan Commitments permitted to be provided pursuant to this Section 2.14 shall not exceed $7,500,000, (v) any fees payable to each Incremental Loan Lender in respect of each Incremental Loan Commitment shall be separately agreed to by the Borrower, the Administrative Agent and each such Incremental Loan Lender, (vi) each Tranche of Incremental Loans shall (I) have an Incremental Loan Maturity Date of no earlier than the Initial Loan Maturity Date and (II) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Loans, (vii) the “interest rate” for any Incremental Loans (which, for such purposes only, shall be determined by the Administrative Agent and deemed to include all original issue discount (amortized over three years from the relevant Incremental Loan Borrowing Date) payable to all Lenders providing such Incremental Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Loans and exclusive of any discount or other incentive attributable to Warrants or other rights in Borrower Common Stock issued in connection with the relevant Incremental Loans) may exceed the “interest rate” applicable to the then outstanding Initial Loans (as such “interest rate” shall have been determined by the Administrative Agent on the same basis provided in the immediately preceding parenthetical) if the Applicable Margin for then outstanding Initial Loans is increased to the Applicable Increased Term Loan Rate for such Incremental Loans, (viii) each Incremental Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the Initial Loans or any other then existing Tranche of Loans) unless the requirements of Section 2.14(c) are satisfied), (ix) all Incremental Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Subsidiaries Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Subsidiaries Guaranty, (x) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Loan Commitment pursuant to an Incremental Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Loans under the Tranche specified in such Incremental Loan Commitment Agreement as provided in Section 2.01(c) and such Incremental Loans shall thereafter be deemed to be Incremental Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents, (xi) all interest payable in respect of any Incremental Loans shall be PIK interest and (xii) all actions taken by the Borrower pursuant to this Section 2.14 shall be done in coordination with the Administrative Agent .

(b) In connection with any provision of Incremental Loan Commitments pursuant to this Section 2.14, (i) the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee reasonably acceptable to the Administrative Agent (each, an “Incremental Loan Lender”) which agrees to provide an Incremental Loan Commitment shall execute and deliver to the Administrative Agent an Incremental Loan Commitment Agreement in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Loan Commitment Agreement”), with the effectiveness of such Incremental Loan Lender’s Incremental Loan Commitment to occur upon delivery of such Incremental Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent) and the satisfaction of the other terms and conditions described in this Section 2.14 and in the respective Incremental Loan Commitment Agreement, and (ii) the Borrower shall deliver to the Administrative Agent (w) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower and dated the applicable Incremental Loan Borrowing Date, covering such matters relating to the provision of the Incremental Loan Commitments as may be reasonably requested by the Administrative Agent, (x) a solvency certificate from the chief financial officer of the Borrower, dated the applicable Incremental Loan Borrowing Date, substantially in the form of Exhibit G (with appropriate modifications that are reasonably acceptable to the Administrative Agent to reflect the Incremental Loans and any related transactions to occur on such date), (y) such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request and (z) Warrants registered in the name of each Incremental Loan Lender providing such Incremental Loan Commitments, each duly authorized, executed and delivered by Borrower for such number of Borrower Common Stock as may be agreed between the Borrower and such Incremental Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Commitment Agreement, and at such time to the extent requested by any Incremental Loan Lender, an appropriate Note will be issued at the Borrower’s expense to such Incremental Loan Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Loans made by such Incremental Loan Lender.

(c) Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Loan Commitments provided by an Incremental Loan Lender or Incremental Loan Lenders, as the case may be, pursuant to each Incremental Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Loan Commitment Agreement may specify therein that the respective Incremental Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Loans so long as the following requirements are satisfied:

(i) the Incremental Loans to be made pursuant to such Incremental Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margin as the Tranche of Loans to which the new Incremental Loans are being added; and

(ii) on the date of the making of such new Incremental Loans, such new Incremental Loans shall be added to (and form part of) each Borrowing of outstanding Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each applicable Lender will participate proportionately in each then outstanding Borrowing of Loans of the respective Tranche.

SECTION 3. Fees; Reductions of Commitment.

3.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(b) [Reserved]

(c) The Borrower shall pay to the Administrative Agent for distribution to the respective Incremental Loan Lenders such fees and other amounts, if any, as are specified in each Incremental Loan Commitment Agreement, with such fees and other amounts, if any, to be payable on the respective Incremental Loan Borrowing Date.

3.02. Mandatory Reduction of Commitments. (a) The Total Initial Loan Commitment (and the Initial Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Initial Loans on such dates).

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.02, the Total Incremental Loan Commitment (and the Incremental Loan Commitment of each Lender) under each Tranche of Incremental Loans pursuant to the applicable Incremental Loan Commitment Agreement shall terminate in its entirety on the Incremental Loan Borrowing Date for such Tranche of Incremental Loans (after giving effect to the incurrence of Incremental Loans of such Tranche on such date).

SECTION 4. Prepayments; Payments; Taxes

4.01. Voluntary Prepayments. (a) After the satisfaction of the Discharge Conditions or with the prior written consent of First-Lien Lenders (in the manner and to the extent required under the First-Lien Credit Agreement), the Borrower shall have the right to prepay the Loans in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, which notice (in each case) shall specify whether Initial Loans or Incremental Loans under a given Tranche shall be prepaid, the amount of such prepayment and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent); provided that no partial prepayment of the Loans shall reduce the outstanding principal amount of Loans to an amount less than the Minimum Borrowing Amount; and (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans shall be applied pro rata among the Loans;

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 11.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of Section 11.12(b), so long as the consents, if any, required by Section 11.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

4.02. Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Loans of a respective Tranche shall be repaid in full on the Maturity Date for such Tranche.

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, upon the occurrence of a Change of Control, the Borrower shall make an offer to prepay the Loans in full in accordance with the provisions of Section 4.02(i).

(c) After the satisfaction of the Discharge Conditions and in addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests (other than, in any case, (i) issuances of Equity Interests to the Borrower or any Subsidiary of the Borrower to the extent made by any Subsidiary of the Borrower, (ii) any capital contributions to any Subsidiary of the Borrower to the extent made by the Borrower or any Subsidiary of the Borrower, (iii) sales or issuances of the Borrower’s Common Stock to employees, officers, consultants and/or directors of the Borrower and its Subsidiaries (including as a result of the exercise of any options with respect thereto), (iv) Issuances of Equity Interests pursuant to Warrants issued to any Lender or other warrants or rights outstanding as of and as in effect on the Closing Date, (v) other sales or issuances of Equity Interests resulting in Net Cash Proceeds to Borrower and its Restricted Subsidiaries of less then $1,000,000 in any twelve month period, provided that once such $1,000,000 threshold is reached or exceeded, the prepayment obligations set forth in this section shall apply with respect to the full amount of such Net Cash Proceeds or (vi) sales or issuance of the Borrower’s Common Stock to any Permitted Holder, the Borrower shall make an offer to prepay the Loans by an amount equal to 25% of the Net Cash Proceeds of such capital contribution or sale or issuance of Equity Interests in accordance with the requirements of Sections 4.02(i).

(d) After the satisfaction of the Discharge Conditions and in addition to any other mandatory repayments pursuant to this Section 4.02, if the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 8.04), the Borrower shall make an offer to prepay the Loans by an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness in accordance with the requirements of Section 4.02(i).

(e) After the satisfaction of the Discharge Conditions and in addition to any other mandatory repayments pursuant to this Section 4.02, if the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale (other than any Asset Sales or series of related Asset Sales where the aggregate Net Sale Proceeds therefrom do not exceed $1,000,000 individually and $2,500,000 in the aggregate in any fiscal year of the Borrower), the Borrower shall make an offer (each an “Asset Sale Offer”), to prepay the Loans by an amount equal to 100% of the Net Sale Proceeds therefrom in accordance with the requirements of Section 4.02(i); provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower delivers a certificate (which certificate shall set forth the estimates of the Net Sale Proceeds to be so expended) to the Administrative Agent stating that such Net Sale Proceeds shall be used to purchase assets (other than working capital) used or to be used in the businesses permitted pursuant to Section 8.09 within the Relevant Reinvestment Period, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(e) are not so reinvested within such Relevant Reinvestment Period, the Borrower shall make an offer to prepay the Loans by an amount equal to such remaining portion in accordance with Section 4.02(i).

(f) After the satisfaction of the Discharge Conditions and in addition to any other mandatory repayments pursuant to this Section 4.02, if the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $250,000 individually and $500,000 in the aggregate in any fiscal year of the Borrower), the Borrower shall make an offer, within five Business Days of such receipt, to prepay the Loans by an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event in accordance with the requirements of Section 4.02(i); provided, however, such Net Insurance Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower delivers a certificate to the Administrative Agent stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within the Relevant Reinvestment Period (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), and provided, further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the Relevant Reinvestment Period, the Borrower shall make an offer to prepay the Loans by an amount equal to such remaining portion in accordance with the requirements of Section 4.02(i).

(g) After the satisfaction of the Discharge Conditions and in addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, the Borrower shall make an offer to prepay the Loans by an amount equal to the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Payment Period in accordance with the requirements of Section 4.02(i).

(h) If the Borrower is required to make an offer to prepay the Loans pursuant to Sections 4.02(b), (c), (d), (e), (f) or (g), the Borrower shall:

(i) within five Business Days following the event or circumstance as a result of which such offer to prepay is required to be made, deliver a written notice to the Administrative Agent (which shall promptly furnish such notice to the Lenders) which shall (A) describe such event or circumstance, (B) state that each Lender has the right to require the Borrower to prepay all or a portion of such Lender’s Loan, as applicable (subject to the pro rata provisions in Section 4.02(i) and in the case of any Change of Control Offer, subject to clause (v) hereof), at par, plus accrued and unpaid interest to the date of prepayment, by delivering acceptance of such notice no earlier than five Business Days prior to the prepayment date referred to in clause (C); and (C) specify a prepayment date for such prepayment (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent);

(ii) on the prepayment date referred to in clause (i)(C) above, the Borrower shall (subject to the pro rata provisions in Section 4.02(i)), prepay the Loans (or portion thereof), as applicable, of the Lenders who accept the offer to prepay in accordance with the terms thereof at a purchase price in cash equal to par, plus accrued and unpaid interest to the date of prepayment, it being understood and agreed that any Lender that has failed to deliver acceptance of the notice referred to in clause (i)(B) above shall be deemed to have rejected the offer to prepay;

(iii) in respect of any amount which is rejected by the Lenders pursuant to clauses (i) and (ii) above under an initial offer to repay (the “First Offer”) (A) make a second offer to prepay the Loans (the “Second Offer”) by such amount to the accepting Lenders under the First Offer; and

(iv) in respect of any amount which is rejected by the Lenders under the Second Offer, retain such amount for application for any purpose not prohibited by this Agreement.

(v) notwithstanding anything to the contrary contained herein, in the case of a Change of Control Offer, such offer shall be made subject to the prior rights of the First-Lien Lenders, as described in Section 4.02 of the First-Lien Credit Agreement.

(i) With respect to each repayment of Loans required by this Section 4.02, (i) if any repayment of Loans shall reduce the outstanding Loans to an amount less than the Minimum Borrowing Amount, then at such time all outstanding Loans shall be prepaid in full; and (ii) to the extent the Obligations to be prepaid exceed the Net Cash Proceeds, Net Sale Proceeds or Net Insurance Proceeds (in each case, if applicable) or in the case of a Asset Sale Offer, the amount available therefor or other amount by which the Borrower is required to prepay the Loans in accordance with this Section 4.02 each repayment of any Loans shall be applied pro rata to the Loans held by the various Lenders (based on the respective principal amounts thereof).

4.03. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04. Net Payments. (a) All payments made by the Credit Parties hereunder will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b) or 4.04(c), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, (A) any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized, or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (B) any branch profits taxes imposed by the United States or any similar tax imposed by any jurisdiction in which such Lender is engaged in a trade business (other than a trade or business deemed to arise by the transactions contemplated herein), maintains a permanent establishment, or is subject to tax on the same or similar basis as residents of such jurisdiction, and all interest, penalties or similar liabilities with respect thereto, levies, imposts, duties, fees, assessments or other charges (all such excluded taxes, levies, imposts, duties, fees, assessments or other charges, collectively referred to as “Excluded Taxes” and all other taxes, levies, imposts, duties, fees, assessments or other charges (including all interest penalties or similar liabilities with respect thereto) “Taxes”). If any Taxes are so levied or imposed, the Credit Parties agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, after withholding or deduction for or on account of any Taxes (including any Excluded Taxes imposed on such additional amounts), will not be less than the amount provided for herein. The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Credit Parties. The Credit Parties agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date with respect to a Closing Date Lender or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 11.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender or, in the case of an Eligible Transferee that becomes a Lender pursuant to Section 11.04 on the date such Eligible Transferee becomes a Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to a complete exemption under an income tax treaty) or Form W-8IMY (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to a complete exemption under an income tax treaty) or Form W-8IMY (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement. In addition, each Lender agrees that from time to time after the Closing Date with respect to a Closing Date Lender, when a lapse in time or change in such Lender’s circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) or Form W-8IMY and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a) but subject to Section 11.04(b) and the immediately succeeding sentence, (x) the Credit Parties shall be entitled, to the extent they are required to do so by law, to deduct or withhold income or similar taxes imposed by the United States from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of United States federal withholding taxes or with respect to any amounts withheld pursuant to the immediately preceding clause (x) (I) if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 11.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Closing Date with respect to a Closing Date Lender in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(c) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent, to the extent requested by either the Borrower or the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Services Form W-9 (or successor forms), or other documentation reasonably satisfactory to the Borrower, certifying to such Lender’s exemption from back-up withholding.

(d) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund of Taxes which the additional amount were paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, that was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Tax Benefit with respect to which such Lender has made a payment to a Credit Party pursuant to this Section 4.04(d) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(d) shall require the Lender to disclose any confidential information to any Credit Party (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(d) at any time which a Default or Event of Default exists.

SECTION 5. Conditions Precedent. The obligation of (i) each Closing Date Lender to make Loans on the Closing Date was subject at the time of the making of such Loans to the satisfaction or waiver of the conditions set forth in Sections 5.01 to 5.15 (inclusive), and (ii) the obligation of each Incremental Loan Lender to make Incremental Loans on the applicable Incremental Loan Borrowing Date is subject to the satisfaction or waiver of the conditions set forth in Sections 5.14 to 5.16 (inclusive).

5.01. Notes. On or prior to the Closing Date there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested the same the appropriate Notes executed by the Borrower, in the amount, maturity and as otherwise provided herein.

5.02. Officer’s Certificate. On the Closing Date the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.07 (with respect and by reference to the Closing Date only), 5.08, 5.14 and 6.01 have been satisfied on such date.

5.03. [Reserved].

5.04. Company Documents; Proceedings; etc. (a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by an officer of such Credit Party and attested to by another officer of such Credit Party, in a form acceptable to the Administrative Agent with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Closing Date, the Administrative Agent shall have received all governmental approvals, good standing or similar certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.

5.05. Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements. There has been made available to the Administrative Agent true and correct copies of the following documents:

(i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and all Multiemployer Plans (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described herein is in the possession of the Borrower, or any of its Subsidiaries and/or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(ii) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders relating to any such entity with respect to its equity interests (collectively, the “Shareholders’ Agreements”);

(iii) all material agreements with members of, or with respect to, the management of the Borrower or any of its Subsidiaries other than Employment Agreements (collectively, the “Management Agreements”);

(iv) all material employment agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Employment Agreements”);

(v) all collective bargaining agreements applying or relating to any employee of the Borrower or any of any of its Subsidiaries (collectively, the “Collective Bargaining Agreements”);

(vi) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(vii) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements shall be in full force and effect on the Closing Date.

5.06. Warrants. On the Closing Date, the Administrative Agent shall have received (i) Warrants registered in the name of each Lender or its designated Affiliate, each duly authorized, executed and delivered by the Borrower, (ii) evidence of the authorization for the issuance of all Warrant Stock and (iii) a registration rights agreement in form and substance satisfactory to the Administrative Agent. The Warrants referred to in clause (i) of the preceding sentence shall, for each of the Closing Date Lenders, in the aggregate be exercisable in respect of 3,000,000 shares of Borrower Common Stock.

5.07. Adverse Change, Approvals. (a) Since December 31, 2008, nothing shall have occurred (and the Administrative Agent shall not have become aware of any facts or conditions not previously known) that would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Closing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified that would reasonably be expected to have a Material Adverse Effect.

5.08. Litigation. On the Closing Date, there shall be no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (a) with respect to the Transaction, this Agreement or any other Document, or (b) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

5.09. Guaranty and Collateral Agreement. On the Closing Date, as required by the Collateral and Guarantee Requirement (a) each Credit Party shall have duly authorized, executed and delivered the Collateral Agreement in form satisfactory to the Administrative Agent (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent:

(i) all of the Collateral consisting of certificated securities and promissory notes, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of any such promissory notes and (y) together with executed and undated endorsements for transfer in the case of any such certificated securities (it being understood that this condition shall be deemed satisfied by the delivery of such Collateral to the First-Lien Collateral Agent pursuant to the First-Lien Credit Documents);

(ii) proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Guaranty and Collateral Agreement;

(iii) upon request, copies of requests for information or reports as of a recent date, listing all effective financing statements that name the Borrower or any other Credit Party as debtor and that are filed where the respective Credit Party is organized together with copies of such other financing statements that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed and/or authorized for filing); and

(iv) evidence of the completion (or arrangements therefor reasonably satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the Guaranty and Collateral Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the Guaranty and Collateral Agreement; and

(v) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Guaranty and Collateral Agreement have been taken, and the Guaranty and Collateral Agreement shall be in full force and effect.

5.10. Financial Statements. On or prior to the Closing Date, the Borrower shall have made available to the Administrative Agent true and correct copies of the historical financial statements, which historical financial statements shall be in the same form as those set forth in Schedule 5.10.

5.11. Solvency Certificate; Insurance Certificates. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower substantially in the form of Exhibit G.

5.12. Fees, etc. On the Closing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates), the Collateral Agent and each Lender all costs, fees and expenses (including, without limitation, invoiced legal fees and expenses) and other compensation expressly contemplated hereby (or otherwise agreed to) payable to the Administrative Agent (and/or its relevant affiliates), the Collateral Agent or such Lender to the extent then due.

5.13. [Reserved].

5.14. No Default; Representations and Warranties. At the time of the Borrowing on the Closing Date and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.15. Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing.

5.16. Incremental Loans. Prior to the incurrence of any Incremental Loans of a given Tranche, the Borrower shall have satisfied all of the applicable conditions set forth in Section 2.14 and in the relevant Incremental Loan Commitment Agreement.

In determining the satisfaction of the conditions specified in this Section 5, (a) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date (or the applicable Incremental Loan Borrowing Date) that the respective item or matter does not meet its satisfaction and (b) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 5.07, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 5 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 5).

The occurrence of the Closing Date or each applicable Incremental Loan Borrowing Date, as applicable, and the acceptance of the benefits of the proceeds of each Loan shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the relevant conditions specified in this Section 5 are satisfied as of that time. All of the Notes, certificates and other documents and papers referred to in this Section 5 unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.

6.01. Company Status. Each of the Borrower and each of its Restricted Subsidiaries (a) is a duly organized and validly existing Business in good standing (or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary of the Borrower, the foreign equivalent of “good standing” to the extent that such concept exists in such Foreign Subsidiary’s jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has the requisite Business power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of the Borrower and its Restricted Subsidiaries that are not in place, except for such certifications or agreements, the absence of which would not reasonably be expected to have a Material Adverse Effect.

6.02. Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except for any such contravention that would not reasonably be expected to have a Material Adverse Effect, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject except for any such conflict that would not reasonably be expected to have a Material Adverse Effect, (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of the Borrower or any of its Subsidiaries or (d) will be subject to any limitation on right or approval from any Governmental Authority.

6.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and, (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document, or (ii) the legality, validity, binding effect or enforceability of any such Document except where failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect.

6.05. Financial Statements; Financial Condition; Undisclosed Liabilities;. (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at December 31, 2008 and the related consolidated statements of operations and cash flows and changes in shareholders’

equity of the Borrower and its consolidated Subsidiaries for the fiscal year of the Borrower ended on such date, and the consolidated balance sheet of the Borrower and its consolidated Subsidiaries at September 30, 2009 and the related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the nine months ended on such date, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b) [Reserved].

(c) On and as of the Closing Date, and after giving effect to the Transaction and to all Indebtedness in connection therewith (including the Loans being incurred and Liens created by the Credit Parties), (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties and their Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the sum of the present fair salable value of the assets of the Credit Parties and their Subsidiaries (taken as a whole) will exceed its or their respective debts, (iii) the Credit Parties and their Subsidiaries (taken as a whole) have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iv) the Credit Parties and their Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 6.05(c), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except as fully disclosed in the financial statements delivered pursuant to Section 6.05(a) or in Schedule 6.05(d), and except for the Indebtedness incurred under this Agreement, there were as of the Closing Date no liabilities or obligations with respect to the Borrower, any of its Restricted Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 6.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) [Reserved]

(f) After giving effect to the Transaction, since December 31, 2008, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (a) with respect to the Transaction or any Document or (b) that has had, or, if adversely determined, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or, with the Borrower’s express authorization on behalf of the Borrower in writing to the Administrative Agent or any Lender is, and all other such factual information (taken as a whole) hereafter furnished by or, with the Borrower’s express authorization on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.07, such factual information shall not include any projections or any pro forma financial information or other forward-looking statements.

6.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans shall be used to finance the general corporate purposes of the Borrower and its Subsidiaries and to pay the fees and expenses incurred in connection with the Transaction.

(b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

6.09. Tax Returns and Payments. Except as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal, state, foreign and local returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries; the Returns accurately reflect all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby; except as set forth on Schedule 6.09, each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP; there is no action, suit, proceeding, investigation, audit or claim now pending or threatened (in writing) by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries; as of the Closing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations; and neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business) or any tax liability resulting from indemnification (or yield protection provisions) under this Agreement).

6.10. Compliance with ERISA. (a) Schedule 6.10 sets forth each Plan as of the Closing Date. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan

(and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service; no Reportable Event has occurred; no Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and Multiemployer Plan each have been timely made; neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code, or to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204 or 4212 of ERISA or expects to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; no condition exists which presents a risk to the Borrower, any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims and appeals for benefits) is pending, expected or to Borrower’s knowledge, threatened; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan, and the Borrower and its Subsidiaries may cease contributions to or terminate any Plan maintained by any of them without incurring any liability (other than ordinary administrative termination costs that are immaterial in nature).

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

6.11. Security Documents. (a) The provisions of the Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or upon filing of UCC financing statements and other approved filings or taking of possession or control will have) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (i) the Grant of Security

Interest in U.S. Patents and (ii) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guaranty and Collateral Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Guaranty and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guaranty and Collateral Agreement. Prior to the Discharge Conditions being met, the representations made in this Section 6.11(a) to deliver any Collateral to the Collateral Agent for purposes of perfection by possession or control shall be deemed satisfied by the delivery of such Collateral to the First-Lien Collateral Agent.

(b) Upon the execution and delivery thereof, each Mortgage, if any, will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

6.12. Properties. On and as of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries owns any Real Property. All Real Property leased by the Borrower or any of its Restricted Subsidiaries as of the Closing Date, and the nature of the interest therein, is set forth in Schedule 6.12. Each of the Borrower and its Restricted Subsidiaries has a valid and defensible leasehold interest in the Real Property leased by it free and clear of all Liens other than Permitted Liens.

6.13. Capitalization and Warrants. On and as of the Closing Date, the authorized and issued capital stock of the Borrower consists of shares of common stock and preferred stock is as set forth in Schedule 6.13(a). Except as set forth in Schedule 6.13(a), all such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date except as set forth on Schedule 6.13(a), (i) except for the Warrants and warrants issued in connection with the First-Lien Credit Agreement, the Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights and (ii) after giving effect to the Transactions, none of the Credit Parties will be subject to any obligation (contingent or otherwise) to repurchase, acquire or retire (x) any of its Equity Interests, or (y) any securities convertible into or exchangeable for any of its Equity Interests.

(b) The Warrant Stock to be issued upon exercise of the Warrants has been duly and validly reserved for issuance upon such exercise and, when issued and delivered against payment therefore as provided therein, will be duly authorized, validly issued, fully paid and non-assessable and not subject to further assessment or charge by the Borrower and will be subject to no Liens created by or through the Borrower in respect of the issuance thereof.

6.14. Subsidiaries. On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 6.14. Schedule 6.14 sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights. On the Closing Date, 100% of the Equity Interests of each Subsidiary Guarantor are owned directly or indirectly by the Borrower.

6.15. Compliance with Statutes, etc. Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries are an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.17. Environmental Matters. (a) The Borrower and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened (in writing) Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that would be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or would be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 6.17, the representations and warranties made in this Section 6.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.18. Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries are engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened (in writing) against the Borrower or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, and (e) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

6.19. Intellectual Property, etc. (a) Schedule 6.19(a) identifies all of the (i) Internet Web sites, Internet domain names and URLs, (ii) trademark registrations and applications, (iii) material copyright registrations, and (iv) patents, and pending patent applications owned by any Credit Parties on and as of the Closing Date. On and as of the Closing Date, all of the patents and patent applications included in Schedule 6.19(a) and registrations and applications for registration of any other Intellectual Property included in Schedule 6.19(a) are recorded in the name of a Credit Party and, except as would not reasonably be expected to have a Material Adverse Effect, all such registrations are in full force and effect, valid and enforceable and all maintenance and renewal fees relating thereto have been duly and timely paid. Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflict or the failure to own or have the right to use, as the case may be, would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b) Except with respect to the required consents set forth in Schedule 6.19(b), the Credit Parties own (and after giving effect to the transactions contemplated by this Agreement, will continue to own) all right, title and interest in and to, or have the right to use (and after giving effect to the transactions contemplated by this Agreement, will continue to have the right to use) pursuant to a valid and enforceable written agreement, all Intellectual Property necessary to carry on the business of the Credit Parties as now conducted, free and clear of all Liens (except Liens created by the Security Documents in favor of the Collateral Agent and Permitted Liens), except where the failure to have any such right, title or interest would not reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in Schedule 6.19(c), on and as of the Closing Date, to the knowledge of each Credit Party, no Person has challenged in writing the validity, enforceability, use or ownership of any of the Intellectual Property used or held for use in the business of the Credit Parties or the Credit Parties’ rights to any of such Intellectual Property, except where such challenge would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(d) To the knowledge of each Credit Party, neither the use of any Intellectual Property used or held for use in the business of the Credit Parties, nor the conduct of the business carried on by any Credit Party, infringes, misappropriates or otherwise violates the intellectual property rights of any other Person in any manner that is material to any Credit Party, except where the infringement, misappropriation or other violation would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) To the knowledge of each Credit Party, no Person is infringing, misappropriating or otherwise violating any Credit Party’s rights to any Intellectual Property other than such infringements, misappropriation or violations which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f) Each Credit Party has taken commercially reasonable measures to protect its material confidential Intellectual Property.

6.20. Indebtedness. The financial statements described in Section 6.05(a) and/or Schedule 6.20 set forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Restricted Subsidiaries as of the Closing Date of a principal amount in excess of $500,000 and which is to remain outstanding after giving effect to the Transaction (excluding the Obligations) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

6.21. Insurance. Schedule 6.21 sets forth a listing of all material insurance maintained by the Borrower and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

6.22. Material Contracts. Schedule 6.22 sets forth a true and complete list, as of the Closing Date, of all Material Contracts of each Credit Party. The Credit Parties have furnished or made available to the Lenders or their representatives true and complete copies of such Material Contracts, with all amendments, modifications and supplements thereto to the Closing Date. As of the Closing Date, each of such Material Contracts is valid, subsisting and in full force and effect. No Credit Party is in breach or violation of any of the terms, conditions or provisions of any of such Material Contracts, except for such breaches and violations thereof as in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect, and to the knowledge of such Credit Party no third party to any of such Material Contracts is in breach or violation of any of the terms, conditions or provisions thereof, except for such breaches and violations thereof as in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect.

SECTION 7. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated and the Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 11.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

7.01. Information Covenants. The Borrower will furnish to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year. All of the foregoing financial statements shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of notes.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower (i) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and cash flows and stockholders equity for such fiscal year setting forth, (x) comparable figures for such fiscal year as set forth in the respective budget delivered pursuant to Section 7.01(d) and (y) comparative figures for the preceding fiscal year, and the annual financial statements referenced above shall be certified by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm stating that the audit was conducted in accordance with generally accepted auditing standards and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. Within 90 days after the close of each fiscal year of the Borrower, a detailed consolidated quarterly budget and quarterly projections for the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent, and the principal assumptions upon which such budget and projections are based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit H (each, a “Compliance Certificate”) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall if delivered with the financial statements required by Section 7.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the amount of any required offer under Section 4.02(g) in respect of such Excess Cash Flow Payment Period.

(f) Adjusted Financial Statements. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any instigation of or change in litigation or governmental investigation or proceeding (other than ex parte proceedings before an Intellectual Property registry) pending against the Borrower or any of its Subsidiaries (A) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (B) with respect to any Document, (iii) the adoption of any law, rule or regulation after the date of this Agreement or any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(h) Other Reports, Filings and Events. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall (A) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or (B) deliver to holders (or any trustee, agent or other representative therefor) of any material Indebtedness pursuant to the terms of the documentation governing the same.

(i) Environmental Matters. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (A) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that, in any event, the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(j) Material Real Property and Material Intellectual Property. Promptly upon, and in any event within ten Business Days after, the Borrower or any Restricted Subsidiary acquires any Real Property or Intellectual Property or enters into any Material Contracts in either case, the Fair Market Value of which is equal to or greater than $500,000, notice of such acquisition.

(k) Other Information. From time to time, such other information or documents (regarding the business, financial or corporate affairs (including operating metrics) of the Borrower or any of its Subsidiaries or compliance with the terms of the Credit Documents as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, which may include a request for such information or documents to be delivered on a periodic basis without the further need for further requests for the same.

Notwithstanding Sections 7.01(a) and (b), (x) information required to be delivered pursuant to Sections 7.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such information or provides a link thereto on a website and, in each case, notifies each Lender in writing that such information or link is available and the address of such website; provided that notwithstanding the terms of the foregoing proviso, the Borrower shall deliver actual copies of the Compliance Certificate required to be delivered pursuant to Section 7.01(e); and (y) to the extent the information provided in accordance with clause (x) above is in lieu of information required to be provided under Section 7.01(b), such materials are accompanied by a report and opinion of an independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards. Notwithstanding anything to the contrary contained herein, to the extent any information, certificate or other deliverable has been delivered to the administrative agent under the First-Lien Credit Agreement, such deliverable when delivered to the Administrative Agent shall satisfy any similar or corresponding requirement hereunder without any alternation or further action by Borrower.

7.02. Books, Records and Inspections; Annual Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Collateral Agent on behalf of any Lender (a) to visit and inspect, under guidance of officers of the Credit Parties, any of the properties of the Credit Parties and the Collateral and (b) to examine the books of account of the Credit Parties and discuss the affairs, finances and accounts of the Credit Parties with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (but not to exceed twice in any twelve-month period unless there is a Default or Event of Default, in which case such interval restriction shall no longer apply) and to such reasonable extent as the Administrative Agent, any such other Agent may reasonably request. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Borrower may require that the Administrative Agent and the Collateral Agent not disclose information to any Lender that the Borrower reasonably believes is a Competitor.

(b) At the request of the Administrative Agent, the Borrower will within 120 days after the close of each fiscal year of the Borrower, hold a meeting (which may be by conference call or teleconference), at a time and place selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.

7.03. Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all tangible property necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 7.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) shall, subject to the First-Lien Obligations and Intercreditor Agreement be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ (or 10 days for non-payment of premium) prior written notice thereof by the respective insurer to the Collateral Agent, (iii) to the extent available under the applicable insurance policies shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors (unless otherwise agreed to by the Collateral Agent), and (iv) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 7.03, or if the Borrower or any of its Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) after the satisfaction of the Discharge Conditions to procure such insurance, and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

7.04. Existence; Franchises. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 7.04 shall prevent (a) sales of assets and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with Sections 8.02 or 8.05, (b) abandoning, failing to maintain, or otherwise disposing of any Intellectual Property (or any rights therein) if the Borrower or its Subsidiary determines that such abandonment, failure to maintain or disposal is desirable in the conduct of its business, or (c) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 7.01(i), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 7.06(a), or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 9, the Borrower will (in each case) provide, at its sole expense and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

7.07. ERISA. (a) As soon as possible and, in any event, within 10 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of any Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan or Multiemployer Plan participant and any notices received by the Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan or Multiemployer Plan participant with respect thereto: that a Reportable Event has occurred; that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan; that any contribution required to be made with respect to a Plan, Multiemployer Plan or Foreign Pension Plan has not been timely made; that a Plan has been terminated or a Multiemployer Plan has been reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064 or 4069 of ERISA, or to or on account of a Multiemployer Plan under Section 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; or that the Borrower or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Foreign Pension Plan.

(b) The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

7.08. End of Fiscal Years; Fiscal Quarters. The Borrower will cause (a) its and each of its Restricted Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its Restricted Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31.

7.09. Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.10. Payment of Taxes. Except as would not individually or in the aggregate have a Material Adverse Effect, the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Federal, and all material state and local, taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 8.01(a); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

7.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 6.08.

7.12. Additional Security; Further Assurances; etc. (a) Subject to the terms of the Intercreditor Agreement and this Section 7.12(a), upon the formation or acquisition of any Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary that is a Wholly-Owned Restricted Subsidiary and a Domestic Subsidiary, the Borrower shall, within 30 days, or such later time as the Administrative Agent may agree, of such formation, acquisition or designation, cause such Restricted Subsidiary (i) to become a Subsidiary Guarantor and to duly execute and deliver counterparts of, or joinder agreements, to each Security Document, the Subsidiaries Guaranty and any Tax Sharing Agreement (if applicable), (ii) to perform all obligations required under any Security Document, the Subsidiaries Guaranty and the Tax Sharing Agreement pursuant to its execution thereof or joinder thereto, in each case as required by the Collateral and Guaranty Requirement. Prior to the Discharge Conditions being met, the requirements of this Section 7.12(a) to deliver any Collateral to the Collateral Agent for purposes of perfection by possession or control shall be deemed satisfied by the delivery of such Collateral to the applicable First-Lien Collateral Agent and the delivery of a copy of such Collateral to the Collateral Agent.

(b) Subject to the terms of the Intercreditor Agreement and this Section 7.12(b), the Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”) as required by the Collateral and Guarantee Requirement. Subject to the terms of the Intercreditor Agreement and this Section 7.12(b), all such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons (other than any rights of the First-Lien Collateral Agent for the benefit for the First-Lien Creditors) and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. Subject to the terms of the Intercreditor Agreement and this Section 7.12(b), the Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 7.12(b) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) any interest in Real Property if either (i) the Fair Market Value of such interest is less than $500,000 (so long as the aggregate Fair Market Value of all interests in Real Property not subject to Mortgages does not exceed $500,000), or (ii) with respect to any Leasehold, the termination of such Leasehold prior to the scheduled expiration date thereof would not reasonably be expected to have a Material Adverse Effect. Prior to the Discharge Conditions being met, the requirements of this Section 7.12(b) to deliver any Collateral to the Collateral Agent for purposes of perfection by possession or control shall be deemed satisfied by the delivery of such Collateral to the applicable First-Lien Collateral Agent and the delivery of a copy of such Collateral to the Collateral Agent.

(c) Subject to the terms of the Intercreditor Agreement and this Section 7.12(c), the Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Subject to the terms of the Intercreditor Agreement and this Section 7.12(b), furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.12 has been complied with. Prior to the Discharge Conditions being met, the requirements of this Section 7.12(c) to deliver any Collateral to the Collateral Agent for purposes of perfection by possession or control shall be deemed satisfied by the delivery of such Collateral to the applicable First-Lien Collateral Agent and the delivery of a copy of such Collateral to the Collateral Agent.

(d) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e) Subject to the terms of the Intercreditor Agreement and this Section 7.12, the Borrower agrees that each action required by clauses (a) through (c) of this Section 7.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders or such later time as the Administrative Agent may agree; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.12. Prior to the Discharge Conditions being met, the requirements of this Section 7.12(e) to deliver any Collateral to the Collateral Agent for purposes of perfection by possession or control shall be deemed satisfied by the delivery of such Collateral to the applicable First-Lien Collateral Agent and the delivery of a copy of such Collateral to the Collateral Agent.

7.13. Ownership of Subsidiaries, etc. Except as otherwise permitted by sub clause (a) of the definition of “Permitted Investment”, or pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, the Borrower will, and will cause each of its Restricted Subsidiaries to, own, directly or indirectly, 100% of the Equity Interests of each of their Restricted Subsidiaries (other than, in the case of a Foreign Subsidiary that is a Restricted Subsidiary of the Borrower, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by applicable law).

7.14. Maintenance of Company Separateness. The Borrower will, and will cause each of its Restricted Subsidiaries and Unrestricted Subsidiaries to:

(a) satisfy, customary corporate and other formalities, including, as applicable, the holding of regular Board of Directors’ meetings or action by directors without a meeting and the maintenance of corporate offices and records;

(b) ensure that (i) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any Restricted Subsidiaries, (ii) neither the Borrower nor any Restricted Subsidiary shall make any payment to any creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, and (iii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Borrower and the Restricted Subsidiaries; and

(c) not take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of any Credit Party or any Unrestricted Subsidiary being ignored, or any assets and liabilities of the Borrower or any other Credit Party being substantively consolidated with those of any other such Person or any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

7.15. Designation of Restricted and Unrestricted Subsidiaries. (a) By resolution of the Board of Directors of the Borrower, any Subsidiary (or entity to become a Subsidiary) of the Borrower may be designated to be an Unrestricted Subsidiary if:

(i) the Subsidiary (or entity to become a Subsidiary) to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any Restricted Subsidiary and does not have any Indebtedness other than Non-Recourse Indebtedness;

(ii) Borrower would be permitted under Section 8.03 to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary (or entity to become a Subsidiary). For the purposes of this provision, in the event the Fair Market Value of such assets exceeds $3,000,000, such Fair Market Value shall be determined by an Independent Financial Advisor;

(iii) no Default or Event of Default exists or would result therefrom;

(iv) in the case of any Unrestricted Subsidiary directly owned by any of its Subsidiaries that is not an Unrestricted Subsidiary, 100% of the Equity Interests of such newly-designated Unrestricted Subsidiary are owned by such Subsidiary; and

(v) such Unrestricted Subsidiary is or becomes party to the Tax Sharing Agreement.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary at the time it becomes a Subsidiary. If at any time an Unrestricted Subsidiary ceases to satisfy clause (a)(i) above, unless the Borrower is then able to redesignate such Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 7.15, the Borrower shall be in default of this Section 7.15.

(b) Except as provided in this Section 7.15, and except as otherwise set forth in the definition of an “Unrestricted Subsidiary,” no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

(c) By resolution of the Board of Directors, any Unrestricted Subsidiary may be designated to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to Section 8.04(a) or, on a Pro Forma Basis, the Total Leverage Ratio following such designation would be less than the Total Leverage Ratio immediately prior to such designation; and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(d) Any such designation or redesignation will be evidenced to the Administrative Agent by delivering Board Resolutions giving effect to such designation or redesignation and an Officer’s Certificate of the Borrower that:

(i) certifies that such designation or redesignation complies with this Section 7.15; and

(ii) gives the effective date of such designation or redesignation.

7.16. Patriot Act. On or prior to the Closing Date, the Lenders shall have received from the Credit Parties, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)).

SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated and the Loans (together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 11.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or sell with understanding to repurchase or assign right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 8.01(c), plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 8.01(c); provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Restricted Subsidiaries;

(d) Liens created by or pursuant to this Agreement and the Security Documents;

(e) (i) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Restricted Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party;

(f) Liens upon assets of the Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.04(b)(iv); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Restricted Subsidiary of the Borrower;

(g) Liens securing Indebtedness permitted by Section 8.04(b)(iv); provided, however, that the Lien may not extend to any other property owned by the Borrower or any such Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than interest thereon) secured by the Lien may not be incurred more than 90 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and which individually or in the aggregate do not have a Material Adverse Effect;

(i) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(j) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $3,000,000 at any time outstanding;

(k) Statutory, common law and contractual landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(l) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases, letters of credit and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (l) shall not at any time exceed $5,000,000;

(m) Permitted Encumbrances;

(n) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(q) Liens on property at the time the Borrower or any Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or such Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Borrower or such Restricted Subsidiary; provided, further, however, that such Liens shall not have been incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such property was acquired by the Borrower or such Restricted Subsidiary;

(r) Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Borrower or any other Restricted Subsidiary that is not a direct or, prior to such time, indirect Subsidiary of such Person; provided, further, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

(s) Liens (but only on Collateral) securing Indebtedness permitted to be incurred under Section 8.04(b)(x) hereof; provided such Liens are (i) junior and subordinated to the Liens created pursuant to the Credit Documents, and (ii) subject to intercreditor arrangements set forth in a definitive intercreditor agreement having terms and conditions satisfactory to the Administrative Agent;

(t) Liens on the Collateral (as defined in the First-Lien Credit Documents) securing the First-Lien Obligations.

(u) Liens securing Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred under Section 8.04;

(v) Liens securing obligations under Interest Rate Protection Agreements and Other Hedging Agreements, provided the related Indebtedness is, and is permitted to be under Section 8.04(b)(iii), secured by a Lien on the same property securing the obligations under such Interest Rate Protection Agreements and Other Hedging Agreements;

(w) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by this Agreement; provided, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Subsidiary became an Unrestricted Subsidiary; and

(x) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (d), (g), (q), (r),(s) and (v) hereof; provided, that (i) such new Lien shall be limited to all or part of the same property and assets that secured the original Lien; and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount of the Indebtedness described under such clause at the time of the such refinancing, refunding, extension, renewal or replacement or, if greater, committed amount of the Indebtedness described under such clause at the time the original Lien was incurred and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

In connection with the granting of Liens of the type described in clauses (c), (f), (g) and (i) of this Section 8.01 by the Borrower or any of its Restricted Subsidiaries, each Agent shall be authorized to take any actions deemed appropriate by it in connection therewith and not otherwise prohibited hereunder (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

8.02. Limitation on Asset Sales.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i) the Borrower or such Restricted Subsidiary receives consideration at least equal to the Fair Market Value of the property subject to such Asset Sale;

(ii) at least 75% of the consideration paid to the Borrower or such Restricted Subsidiary in connection with such Asset Sale is in the form of (A) cash or Cash Equivalents; (B) the assumption by the purchaser of liabilities of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) as a result of which the Borrower, and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (C) any securities, notes or other obligations received by the Borrower or a Restricted Subsidiary from such transferee that are converted into cash (to the extent of the cash received) within 90 days after receipt; (D) Replacement

Assets that, taken as a whole, have substantially equivalent or greater Fair Market Value and are usable in a Related Business, so long as the Borrower is in compliance with Section 8.03; or (E) a combination of the consideration specified in clauses (A) through (D);

(iii) the Borrower delivers an Officer’s Certificate to the Administrative Agent certifying that such Asset Sale complies with the foregoing Sections 8.02(a)(i) and (ii); and

(iv) An amount equal to the Net Sale Proceeds of such Asset Sale are applied in accordance with the requirements of (and to the extent required by) Section 4.02(e).

(b) Notwithstanding the foregoing provisions of this Section 8.02, the Borrower may not consummate an Asset Sale with respect to the (i) the Equity Interests of Networkfleet, Inc., or (b) all or substantially all of the assets of Networkfleet, Inc.

8.03. Limitation on Restricted Payments.

(a) The Borrower shall not, nor shall it permit any Restricted Subsidiary to make any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(i) a Default or Event of Default shall have occurred and be continuing,

(ii) the Borrower could not incur at least $1.00 of additional Indebtedness pursuant to Section 8.04(a), or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Closing Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (without duplication):

(A) the Cumulative Available CNI Amount; plus

(B) 100% of the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and cash capital contributions to the Borrower after the Closing Date by a Person who is not a Restricted Subsidiary, but only to the extent not required to prepay the Loans in accordance with Sections 4.02(c) and (i), and provided that such net cash proceeds shall only be included for the purposes of this Section 8.03(a) if and to the extent the cumulative principal amount of all Additional Funding Events (as defined in First-Lien Credit Agreement) prior to or concurrent with such sale or contribution (taking into account such amount of net cash proceeds if applicable) is equal to or greater than $67,500,000 ; plus

(C) the aggregate net cash proceeds received by the Borrower or a Restricted Subsidiary from the issuance or sale after the Closing Date of convertible or exchangeable Indebtedness or Disqualified Stock that has been converted into or exchanged for Equity Interests of the Borrower (other than Disqualified Stock) together with the aggregate net cash proceeds received by the Borrower or a Restricted Subsidiary at the time of such conversion or exchange, but only to the extent not required to prepay the Loans in accordance with Sections 4.02(c) or the loans under the First-Lien Credit Agreement and (i); but excluding (x) any such Indebtedness issued or sold to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or a Restricted Subsidiary for the benefit of its employees, and (y) the aggregate amount of any cash or other property distributed by the Borrower or a Restricted Subsidiary upon any such conversion or exchange; plus

(D) an amount equal to the sum of:

(x) the net reduction in Investments in any Person other than the Borrower or a Restricted Subsidiary resulting from dividends, repayments of loans or advances, return of capital or other transfers, sales or liquidations of property or any other disposition or repayment of such Investments, in each case to the Borrower or any Restricted Subsidiary from any Person (other than the Borrower or a Restricted Subsidiary), less the cost of the disposition of such Investments; and

(y) the Fair Market Value of the Investment of the Borrower and the Restricted Subsidiaries in an Unrestricted Subsidiary or other Person at the time such Unrestricted Subsidiary or other Person is designated a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that the sum of sub clauses (A) and (B) described in this Section 8.03(a)(iii)(D) shall not exceed the sum of the amount of Investments made after the Closing Date and prior to the date of determination (and treated as a Restricted Payment) by the Borrower, or any Restricted Subsidiary in such Person.

(b) Notwithstanding the foregoing limitation, the Borrower may:

(i) pay dividends on its Equity Interests within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with this Agreement (such dividend to be included in the calculation of the amount of Restricted Payments at the time such dividend is declared);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Equity Interests of the Borrower, or options, warrants or other rights to acquire Equity Interests of the Borrower, or Subordinated Obligations in exchange for, or out of the proceeds of the sale of Equity Interests of the Borrower (other than Disqualified Stock) or options, warrants or other rights to acquire such Equity Interests (other than any such Equity Interests (or options, warrants or other rights to acquire such Equity Interests) issued or sold to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Borrower or any Restricted Subsidiary) or a capital contribution to the Borrower from a Person other than the Restricted Subsidiary; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the net cash proceeds from such exchange or sale shall not be included in the calculation pursuant to Section 8.03(a)(iii)(B);

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of the Borrower or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Indebtedness; provided that such purchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(iv) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Equity Interests of the Borrower or a Subsidiary Guarantor from their employees, former employees, directors or former directors, consultants or former consultants (or permitted transferees of such employees, former employees, directors or former directors or consultants or former consultants), pursuant to the terms of agreements (including, without limitation, employment agreements) or plans or in each case amendments thereto approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Equity Interests; provided that the aggregate amount of all such repurchases and other acquisitions and dividends shall not exceed $4,000,000 plus the proceeds of any “key man” life insurance policies that are used to make such repurchases of shares owned by the “key man” or his estate; provided, further, that such repurchase or other acquisition or dividend shall not be included in the calculation of the amount of Restricted Payments and the net cash proceeds from such sales shall not be included in the calculation pursuant to Section 8.03(a)(iii);

(v) make cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Borrower or a Subsidiary Guarantor; provided that any such payments and dividends shall not be included in the calculation of the amount of Restricted Payments;

(vi) repurchase Equity Interests to the extent such repurchase is deemed to occur upon a cashless exercise of stock options or warrants; provided that all such repurchases and dividends shall not be included in the calculation of the amount of Restricted Payments and no proceeds in respect of the issuance of Equity Interests shall be deemed to have been received for the purposes of Section 8.03(a)(iii)(B);

(vii) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of the Borrower or a Guarantor at a purchase price not greater than 100% the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock plus accrued and unpaid interest or dividends, as appropriate, in the event of a Change of Control pursuant to a provision similar to Section 4.02 in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Borrower has made the Change of Control Offer required by this Agreement and repaid all Loans (and associated obligations) required by and in connection with such Change of Control Offer; provided, further, that such payments shall be included in the calculation of the amount of Restricted Payments;

(viii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $2,500,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that such payments shall not be included in the calculation of the amount of Restricted Payments; and

(ix) so long as no Default or Event of Default shall have occurred and be continuing, make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this Section 8.03(b)(ix) since the Closing Date, does not exceed $5,000,000; provided that such payments shall be included in the calculation of the amount of Restricted Payments.

The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

8.04. Indebtedness. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, provided that the Borrower and any of the Subsidiary Guarantors may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing, or would result immediately after giving effect thereto, and (ii) the Total Leverage Ratio on the date of, and after giving effect to, the respective such incurrence of Indebtedness pursuant to this Section 8.04(a) shall be less than 5.0:1.0.

(b) The limitations set forth in the immediately preceding sentence shall not apply to any of the following items:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness outstanding on the Closing Date and cumulatively set forth in the financial statements described in Sections 6.05(a) and (b) or listed on Schedule 6.20 (as reduced by any permanent repayments of principal thereof), including any amendments, extensions, renewals or refinancings thereof; provided that (x) the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and (y) no additional guarantees or security is provided therefor;

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 8.04 and (y) under Other Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(iv) so long as no Default or Event of Default exists at the time of the respective incurrence or immediately after giving effect thereto, Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 8.01(g); provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness (A) permitted to be incurred by this clause (iv) exceed $30,000,000 at any time outstanding, and (B) incurred under this clause (iv) and applied toward the leasing, financing or purchase of equipment exceed $15,000,000;

(v) Indebtedness (x) of the Borrower owing to and held by any Restricted Subsidiary and (y) of a Restricted Subsidiary owing to and held by the Borrower or any other Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Equity Interests or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (v); and provided, further, that the aggregate principal amount of Indebtedness under this clause (v) owing to and held by a Restricted Subsidiary that is not a Subsidiary Guarantor does not exceed $5,000,000.

(vi) Indebtedness consisting of guaranties by the Borrower or any Restricted Subsidiary of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(viii) Indebtedness of the Borrower and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default; provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (i) shall not at any time exceed $5,000,000;

(ix) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 8.04(b)(vi);

(x) so long as no Default or Event of Default exists at the time of the respective incurrence or immediately after giving effect thereto, Indebtedness of the Borrower or any of its Restricted Subsidiaries which is secured on the basis set forth in Section 8.01(s) and which (i) shall not provide an obligation requiring the payment of interest in cash prior to the date which occurs six months after the Maturity Date (except in connection with any acceleration of the maturity thereof or required offers to purchase such Indebtedness (based on a Change of Control or Asset Sales) which would not violate or conflict with the requirements of this Agreement, and which first allow the repayment of Indebtedness hereunder or a result thereof), (ii) shall not have any required amortization (or sinking fund payments or similar events) occurring prior to the date occurring six months after the Maturity Date (unless there is a default or event of default thereon), (iii) shall not mature earlier than the date occurring six months after the Maturity Date, (iv) shall otherwise have terms (including, without limitation, intercreditor provisions) reasonably satisfactory to the Administrative Agent, and (v) shall not exceed $30,000,000 in aggregate for all Indebtedness incurred or issued pursuant to this clause (x);

(xi) [Intentionally Omitted]

(xii) so long as no Default or Event of Default exists at the time of the respective incurrence or immediately after giving effect thereto, additional unsecured Indebtedness of the Borrower (which may be guaranteed on a subordinated basis by the Subsidiary Guarantors) that by its terms (i) shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) shall not provide for or permit the payment of interest in cash prior to the date which occurs six months after the Maturity Date (except in connection with any acceleration of the maturity thereof or required offers to purchase such Indebtedness (based on a Change of Control or Asset Sales) which would not violate or conflict with the requirements of this Agreement, and which first allow the repayment of Indebtedness hereunder or a result thereof), (iii) shall not have any required amortization (or sinking fund payments or similar events) occurring prior to the date occurring six months after the Maturity Date, (iv) shall not mature earlier than the date occurring six months after the Maturity Date, and (v) shall not exceed $30,000,000 in aggregate for all Indebtedness incurred or issued pursuant to this clause (xii);

(xiii) Indebtedness of the Borrower or any of its Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition, provided such Indebtedness is not incurred in connection in contemplation of such Permitted Investment, or (B) incurred to finance a Permitted Acquisition, provided that, in the case of (A) and (B) above, (I) no Default or Event of Default shall have occurred and be continuing, or would result immediately after giving effect thereto, (II) in the case of clause (B) above only, after giving pro forma affect to such Permitted Investment, the Borrower would be permitted to incur $1.00 of additional Indebtedness under Section 8.04(a), and (III) in the case of (A) only, such Indebtedness shall not exceed $25,000,000 at any time outstanding;

(xiv) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness of the Borrower and its Subsidiaries that (i) other than with respect to $15,000,000 of Indebtedness incurred under this clause (xiv), shall be applied only to fund vendor financing, and (ii) shall not exceed $50,000,000 in aggregate for all Indebtedness outstanding under this clause (xiv);

(xv) Permitted Refinancing Indebtedness;

(xvi) Indebtedness of the Borrower or any of its Subsidiaries for reimbursement obligations relating to letters of credit, so long as the sum of the aggregate available amount of all such letters of credit and any unreimbursed drawings in respect thereof does not at any time exceed $5,000,000; and

(xvii) Indebtedness under the First-Lien Credit Documents and any refinancing thereof.

8.05. Merger, Amalgamated, Consolidation or Sale of All or Substantially All Assets. (a) The Borrower may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any State thereof or the District of Columbia (or any territory thereof) (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);

(ii) the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Credit Documents or other documents or instruments, in each case in a form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (A) the Successor Borrower would be able to incur at least $1.00 of Indebtedness pursuant to Section 8.04(a) or on a Pro Forma Basis and (B) the Total Leverage Ratio immediately following such transaction would be no greater than the Total Leverage Ratio immediately before such transaction;

(v) each Restricted Subsidiary that is a Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case Section 8.05(b)(i)(B) shall apply, shall have by supplement to the Credit Documents confirmed that its Guaranty shall apply to such Person’s obligations under the Credit Documents and the Loans; and

(vi) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel to the Borrower, each stating that such consolidation, merger or transfer and such supplements to the Credit Documents, if any, comply with this Agreement and the other Credit Documents.

The Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Credit Documents. Notwithstanding Section 8.05(a)(iii) and (iv), (i) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower, and (ii) the Borrower may merge with an Affiliate of the Borrower, as the case may be, solely for the purpose of reincorporating the Borrower in a State of the United States, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(b) No Subsidiary Guarantor will, and the Borrower will not permit any Subsidiary Guarantor to, consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower or a Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Guaranty and the other Credit Documents pursuant to a joinder agreement and/or supplements to the Credit Documents or other documents or instruments, in each case in a form reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default or Event of Default exists; and

(D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an opinion of counsel to the Borrower, each stating that such consolidation, merger or transfer and such joinder agreement, supplements and/or other documents or instruments, if any, comply with this Agreement and the other Credit Documents;

The foregoing provisions of this Section 8.05(b) will not apply to any transaction which constitutes an Asset Sale of a Subsidiary Guarantor made in compliance with Section 8.02. In the case of Section 8.05(b)(i), the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under such Guarantor’s Guaranty and the other Credit Documents. Notwithstanding the foregoing, any Subsidiary Guarantor may merge or amalgamate into or with or wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower.

8.06. Limitation on Transactions with Affiliates.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower or such Restricted Subsidiary (an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are (A) not materially less favorable, taken as a whole, to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or (B) in the reasonable opinion of the Administrative Agent, taken as whole, fair and reasonable to the Borrower or such Restricted Subsidiary, as the case may be;

(ii) if such Affiliate Transaction involves aggregate payments or value in excess of $3,000,000, a majority of the disinterested members of the Board of Directors or, if there is only one disinterested director, such disinterested director determines that such Affiliate Transaction complies with Section 8.06(a)(i) of this covenant as evidenced in the minutes or other evidence of Board action; and

(iii) if such Affiliate Transaction involves aggregate payments or value in excess of $10,000,000, the Borrower obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Borrower or such Restricted Subsidiary, as applicable.

(b) Notwithstanding the foregoing limitation, the Borrower or any Restricted Subsidiary may make, engage in, enter into or suffer to exist the following:

(i) any transaction or series of related transactions between or among (A) the Borrower and/or one or more Subsidiary Guarantors, (B) two or more Subsidiary Guarantors or (C) the Borrower, any Subsidiary Guarantor and/or one or more Foreign Subsidiaries pursuant to the reasonable requirement of, and in furtherance of, the Business Plan.

(ii) any Restricted Payment permitted to be made pursuant to Section 8.03, any Permitted Investment or any Indebtedness permitted to be incurred pursuant to Section 8.04;

(iii) the payment of reasonable compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(iv) entering into, or adoption or modification or amendment to, or transaction or other arrangements or payments or reimbursements pursuant to employment agreements, collective bargaining agreements, employee benefit plans or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification arrangements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors or a committee thereof comprised of disinterested directors in good faith shall have approved the terms thereof;

(v) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower or the Restricted Subsidiary, as the case may be, in the reasonable determination of the Board of Directors or the disinterested members of the Borrower’s senior management or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(vi) transactions pursuant to any agreement as in effect on the Closing Date and disclosed in Schedule 8.06(b) as the same may be amended, modified, supplemented, extended or renewed from time to time in any manner not materially less favorable (taken as whole) to the Borrower and its Restricted Subsidiaries.

8.07. Modifications of Certificate of Incorporation, By-Laws, Indebtedness and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement and any Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (i) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document;

(ii) amend, modify or change any provision of (i) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof), or (ii) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent; unless, in each case, such amendment, modification, change or new agreement could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii) amend, modify or alter (i) the subordination provisions of any other Junior Financing Documentation (and the component definitions as used therein), or (ii) any other term or condition of any other Junior Financing Documentation, in the case of this clause (ii), in a manner materially adverse to the interests of the Lenders; or

(iv) amend, modify or alter the Mercedes Agreement in a manner materially adverse, in the aggregate, to the interests of the Lenders; or

(v) amend, modify or alter any term or condition of any First-Lien Credit Document except to the extent such amendment, modification or alteration is not prohibited by the Intercreditor Agreement.

8.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Equity Interests to the Borrower or any other Restricted Subsidiary,

(ii) pay any Indebtedness or other obligation owed to the Borrower, a Subsidiary Guarantor or any other Restricted Subsidiary,

(iii) make any loans or advances to the Borrower or any other Restricted Subsidiary, or

(iv) transfer any of its property to the Borrower or any other Restricted Subsidiary.

(b) The foregoing limitations will not apply:

(i) With respect to Sections 8.08(a)(i), (ii), (iii) and (iv), to restrictions which are:

(A) in effect on the Closing Date (as such restrictions may be amended from time to time, provided that any such amendment is not materially more restrictive as to such Restricted Subsidiary);

(B) imposed by any Credit Document or First-Lien Credit Document;

(C) imposed by the Credit Agreement with respect to Indebtedness permitted to be Incurred on or subsequent to the Closing Date (as such restrictions may be amended from time to time, provided that any such restriction is not materially more restrictive as to such Restricted Subsidiary);

(D) relating to Indebtedness of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower or a Subsidiary Guarantor (as such restrictions may be amended from time to time in a manner not materially more restrictive as to such Restricted Subsidiary);

(E) that result from the refinancing of Indebtedness incurred pursuant to an agreement referred to in Section 8.08(b)(i)(A), (B) or (D) above; provided such restriction is no less favorable in any material respect to the Lenders than those under the agreement evidencing the Indebtedness so refinanced;

(F) restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

(G) any encumbrances or restrictions required by any foreign or governmental, local or regulatory authority having jurisdiction over the Borrower, or any Restricted Subsidiary or any of their businesses in connection with any development grant made or other assistance provided to the Borrower, or any Restricted Subsidiary by such governmental authority;

(H) customary provisions in joint venture or similar agreements or other arrangements with minority investors in Restricted Subsidiaries and customary provisions in Indebtedness incurred by Restricted Subsidiaries organized outside the United States; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary; and provided, further, that (i) the encumbrance or restriction is customary in comparable agreements and (ii) the Borrower determines that any such encumbrance or restriction will not materially affect the ability of the Borrower to make any anticipated payments of the Obligations;

(I) customary restrictions contained in asset sale, stock sale, merger and other similar agreements limiting the transfer, disposition or distribution of such property pending the closing of such sale, including any restriction imposed with respect to such Restricted Subsidiary pursuant to an agreement to dispose of all or substantially all the Equity Interests or assets of such Restricted Subsidiary;

(J) customary restrictions imposed on the transfer or use of copyrighted or patented materials or other Intellectual Property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder or in leases governing leasehold interests;

(K) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions of assets (including Equity Interests) by that Restricted Subsidiary pending its sale or other disposition;

(L) restrictions on Indebtedness incurred by any Restricted Subsidiary that is a Foreign Subsidiary; provided that such restrictions are then customary for Indebtedness of such type incurred in such jurisdiction; or

(M) restrictions resulting from any U.S. or foreign law, rule, regulation or order applicable to the Borrower or any Restricted Subsidiary.

(ii) With respect to Section 8.08(a)(iv) only, to restrictions:

(A) relating to Indebtedness that is permitted to be incurred and secured without also securing the Obligations pursuant to 8.01 that limit the right of the debtor to dispose of the property securing such Indebtedness;

(B) encumbering property at the time such property was acquired by the Borrower or any Restricted Subsidiary, so long as such restrictions relate solely to the property so acquired and were not created in connection with or in anticipation of such acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D) imposed by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on any property of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement; or

(E) imposed under any purchase money Indebtedness described in Section 8.01(g) or Capitalized Lease Obligation in the ordinary course of business with respect only to the property the subject thereof.

8.09. Business, etc. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than a Related Business.

8.10. Certain Tax Payments. The Borrower and its Subsidiaries shall not pay (directly or by way of dividend or distribution) an amount with respect to taxes in excess of the amount the Borrower and its Subsidiaries are permitted to pay pursuant to the Tax Sharing Agreement.

SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

9.01. Payments. The Borrower shall (a) default in the payment when due of any principal of any Loan, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or any Fees or any other amounts owing hereunder or under any other Credit Document; or

9.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03. Covenants. The Borrower or any of its Restricted Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(g), 7.09 or Section 8 or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document to which it is party (other than those set forth in Sections 9.01 and 9.02) and such default shall continue unremedied for a period of 30 days; or

9.04. Default Under Other Agreements. (a) The Borrower or any of its Restricted Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations and the First-Lien Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations and the First-Lien Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (b) any Indebtedness (other than the Obligations and the First-Lien Obligations) of the Borrower or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof or (c) the Borrower shall fail to pay the First-Lien Obligations at the final stated maturity thereof or the Borrower or any of its Restricted Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause any such Indebtedness to become due prior to its stated maturity; provided that it shall not be a Default or an Event of Default under this Section 9.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a), (b) and (c) is at least $10,000,000 provided, further, that this Section 9.04 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (d) (i) subject to sub-clause (ii) of this clause (d), during such time that the Borrower is party to two (2) or less OEM Agreements (which are concurrently in full force and effect), termination of the Mercedes Agreement, or (ii) after such time that the Borrower becomes party to three (3) or more OEM Agreements (which are concurrently in full force and effect), termination of any OEM Agreement resulting in the Borrower being party to less than three (3) OEM Agreements, unless, in the case of each of clauses (d)(i) and (ii) above, in the sole discretion of the Administrative Agent, the termination of such OEM Agreement would not have a material impact on the Borrower’s ability to perform its obligations under the Credit Documents (including, without limitation, the payment of scheduled cash interest and the repayment of Loans on the Maturity Date); or

9.05. Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Business action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

9.06. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have an outside trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA or Multiemployer Plan is or shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made, the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a Multiemployer Plan under Section 515, 4201, 4204 or 4212 of ERISA, or the Borrower or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plan, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Multiemployer Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually or in the aggregate, in the opinion of the Required Lenders has had, or could reasonably be expected to have, a Material Adverse Effect; or

9.07. Security Documents. Subject to the terms of the Intercreditor Agreement, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors, or any Lien purported to be created by any Security Document shall be asserted in writing by any Credit Party not to give, the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than any immaterial portion thereof)), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (other than any rights of the First-Lien Collateral Agent for the benefit for the First-Lien Creditors) and subject to no other Liens (in each case except (i) as permitted by Section 8.01, or (ii) in the case of loss of perfection or priority of any Lien purported to be created by any Security Document, as results from (A) the failure of any Agent to maintain possession of certificates or notes actually delivered to it representing securities or instruments pledged under the Security Documents, (B) to file UCC continuation statements in the applicable filing offices properly notified by the relevant Credit Party and (C) any other failure of any Agent to maintain perfection in circumstances where such failure does not result from the breach or non-compliance by a Credit Party with the Credit Documents), or any Credit Party shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

9.08. Credit Documents. Any Credit Document or any material provision thereof shall cease to be in full force or effect as to any Credit Party (except as a result of a release of any Subsidiary Guarantor in accordance with the terms of the Subsidiaries Guaranty), or any Credit Party or any Person acting for or on behalf of such Credit Party shall deny or disaffirm such Credit Party’s obligations under the Credit Document to which such Credit Party is party; or

9.09. Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has been notified in writing and has not repudiated, denied or challenged coverage or liability) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $10,000,000;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions (subject to the terms of the Intercreditor Agreement), without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (c) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 10. The Administrative Agent.

10.01. Appointment. The Lenders hereby irrevocably designate and appoint Plase HT, LLC as Collateral Agent for the Lenders and the other Secured Creditors and Plase HT, LLC as Administrative Agent (for purposes of this Section 10 and Section 11.01, the term “Administrative Agent” also shall include Plase HT, LLC in its capacity as Collateral Agent pursuant to the Security Documents), in each case, to act as specified herein and in the other Credit Documents. Plase HT, LLC accepts such appointment as Collateral Agent and Plase HT, LLC accepts such appointment as Administrative Agent. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through their officers, directors, agents, employees or affiliates.

10.02. Nature of Duties. (a) The Administrative Agent in its capacity as such shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) [Reserved]

10.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

10.04. Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

10.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.08. Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.09. Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 9.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 10.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

10.10. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary or desirable to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and the Subsidiary Guarantors) upon the sale or other disposition thereof in compliance with Section 8.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10.

(c) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Guaranty and Collateral Agreement if expressly provided for by the terms of this Agreement.

(d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

10.12. Lender Acknowledgement.

Each Lender acknowledges that each of the Closing Date Agents are Permitted Holders and that the Permitted Holders own, directly or indirectly, a majority of the Equity Interests in the Credit Parties and that the Permitted Holders (including the Closing Date Agents) may make loans to, issue letters of credit for the account of, accept deposits from, acquire additional Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though the Closing Date Agents were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Permitted Holders (including the Closing Date Agents) and their Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Closing Date Agents (and any other Permitted Holder) shall be under no obligation to provide such information to them. With respect to Loans held by any Permitted Holder, such Permitted Holder shall have the same rights and powers under this Agreement as any other Lender.

SECTION 11. Miscellaneous.

11.01. Payment of Expenses, etc. The Borrower hereby agrees to: (a) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s counsel and consultants, subject to receipt of reasonably satisfactory documentation) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, whether or not documented, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and for each of the Lenders, subject to receipt of invoices); (b) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise, documentary, property and other similar taxes, charges, or levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement or otherwise with respect to this Agreement or any other Credit Document and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities (including interest and penalties) with respect to or resulting from any delay or omission to pay such taxes; and (c) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding

(whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document in accordance with their respective terms or the use of the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the syndication of this Agreement or the exercise of any of their rights or remedies provided herein or in the other Credit Documents and (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding, in each case of this clause (c), any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the bad faith, gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

11.02. Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default subject to the terms of the Intercreditor Agreement, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 11.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SECTION 11.02(a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR

ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SECTION 11.02(b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

11.03. Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Credit Party, c/o Hughes Telematics, Inc., 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346, Attention: Chief Financial Officer, Facsimile: 770-391-6426; if to any Lender, at its address specified on Schedule 11.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) The Borrower hereby agrees that if at any time it becomes subject to the reporting requirements of the Exchange Act, (i) it will use commercially reasonable efforts to identify that portion of the materials and/or information provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) that do not contain any material non-public information and that may be distributed to each of the Lenders that have indicated to the Administrative Agent (in a manner satisfactory to the Administrative Agent) that they are to be treated as “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”), (ii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (iii) by marketing Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent to make such Borrower Materials available to the Public Lenders. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Borrower nor any of its Affiliates shall be liable, or responsible in any manner, for the use by any Agent, any Lender, any participant or any of their Affiliates of the Borrower Materials. In addition, it is agreed that (i) any Borrower Materials shall be subject to the confidentiality provisions of Section 11.16 and (ii) the Borrowers shall be under no obligation to designate any Borrower Materials as “PUBLIC.”

11.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment hereunder except as provided in Sections 2.13 and 11.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided, that, any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided, that, (w) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (x) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (y) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned) and (z) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.15. To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Loans. At the time of each assignment pursuant to this Section 11.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 11.04(b) would, at the time of such assignment, result in greater increased costs under Section 2.10 or greater payments of additional amounts with respect to U.S. federal withholding taxes under Section 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs or such additional amounts (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 11.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 4.04, 11.06, 11.01 and 11.06), which shall survive as to such assigning Lender.

11.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

11.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein (and subject to following clauses (ii) and (iii)), for purposes of calculating all financial ratios, financial terms, covenants and related definitions, such calculations shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 6.05(a) for the fiscal year ended December 31, 2006, (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis and (iii) for purposes of calculating all financial ratios, financial terms, covenants and related definitions, all such calculations shall be based on the operations of the Borrowers and its Restricted Subsidiaries on a consolidated basis and shall be made without giving effect to the operations or financial results of any Unrestricted Subsidiaries.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

11.08. Allocation of Proceeds. The Borrower, Lenders, and Administrative Agent agree (i) that the proceeds furnished to Borrower hereunder shall be allocated between the Loans and the Warrant in accordance with Schedule 11.08 on or within 30 days following the Closing Date (or in the case of any Incremental Loan, in accordance with the relevant Incremental Loan Commitment Agreement), (ii) to report payments on the Loans (including any original issue discount on the Loans arising as a consequence of such allocation) in accordance with such allocation, and (iii) to take no position inconsistent with such allocation in any return, report, audit, contest, proceeding, or any other matter relating to taxes (including matters relating to withholding of taxes), unless otherwise required by a “determination” (as defined in Section 1313(a) of the Code (or any corresponding provision of state or local tax law)).

11.09. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET IN SECTION 11.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

11.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.12. Amendment or Waiver, etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and schedules and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and Collateral Agreement and the other Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided, that, no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) amend, modify or waive any provision of this Section 11.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Loans on the Closing Date, (iii) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments and/or Loans are included on the Closing Date), (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; or (v) change the denomination of currency of any Loan; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent or (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 11.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Loans of such Lender in accordance with Section 4.01(b), provided that, unless the Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 11.12, the Borrower, the Administrative Agent and each Incremental Loan Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Loan Commitment Agreement, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental Loan Lender of such Incremental Loan Commitment Agreement, such Incremental Loan Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 11.12.

11.13. Survival. All indemnities and expense reimbursement obligations set forth herein including, without limitation, in Sections 2.10, 4.04, 11.01 and 11.10 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

11.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.14 would, at the time of such transfer, result in increased costs under Section 2.10, or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer to the extent otherwise required under any such Section).

11.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders (including any increases to the principal amounts thereof as a result of the accretion of PIK interest) and each repayment in respect of the principal amount of the Loans of each Lender, and shall be made available to the Borrower for its inspection upon its request. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender or the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment or Loans, and prior to such recordation all amounts owing to the transferor with respect to such Commitment or Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments or Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and upon the request of the respective Lender or Lenders one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender (as appropriate). Any provision of Incremental Loan Commitments pursuant to Section 2.14 shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Incremental Loan Commitment Agreement. The Borrower agrees to indemnify the

Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15, except to the extent such losses, claims, damages and liabilities result from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 11.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided, that, any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 11.16(a) by such Lender (including any information furnished pursuant to Section 11.03(b) and marked “PUBLIC”), (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar governmental or non-governmental organizations (whether in the United States or elsewhere) or any rating agency or their successors, (iii) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent or any other Lender, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.16 and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes, Loans or Commitments or any interest therein by such Lender, provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions of this Section 11.16.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender.

(c) If, at any time and for any reason, the Borrower or any entity that beneficially owns 100% of the Equity Interests of the Borrower, becomes subject to the reporting requirements of Section 13(A) of Section 15(D) of the Securities Exchange Act of 1934, each Lender shall either (i) request that the Borrower no longer provide it with material non-public information that may otherwise be required to be provided hereunder or pursuant to any other agreement, or (ii) agree to adhere to the Borrower’s (or such other entity’s) insider trading policy.

(d) This Section 11.16 shall not be deemed to supercede or amend any other confidentiality agreement among the parties, whether executed prior to or after the date hereof.

11.17. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require, subject to the terms of the Intercreditor Agreement, that, among other things, all promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents (and subject to the limitations thereunder). The parties hereto further acknowledge and agree that, subject to the terms of the Intercreditor Agreement, each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents (and subject to the limitations thereunder) and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Borrower or any other Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents. The Borrower hereby agrees that, following any request by the Administrative Agent or the Required Lenders to do so, the Borrower will, and will cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions, in each case, subject to the terms of the Intercreditor Agreement. If requested to do so pursuant to this Section 11.17, all such actions shall be taken in accordance with, and subject to, the provisions of this Section 11.17 and Section 7.12 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, a Foreign Subsidiary of the Borrower or any other Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 11.17, provided, that, to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with, and subject to, the foregoing provisions of Section 7.12 and this Section 11.17. Prior to the Discharge Conditions being met, the requirements of this Section 11.17 to deliver any Collateral to the Collateral Agent for purposes of perfection by possession or control shall be deemed satisfied by the delivery of such Collateral to the applicable First-Lien Collateral Agent and, if required hereunder, the delivery of a copy of such Collateral to the Collateral Agent.

11.18. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

11.19. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or in the other Credit Documents, the parties hereto acknowledge and agree that the Credit Parties shall be required to take the actions specified in Schedule 11.19 as promptly as practicable, and in any event within the time periods set forth in Schedule 11.19.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 11.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 11.19 have been taken (or were required to be taken). The acceptance of the benefits of each Borrowing shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 11.19 will be, or have been, taken within the relevant time periods referred to in this Section 11.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 11.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

HUGHES TELEMATICS, INC., as Borrower

By:	/s/ Craig Kaufmann
	Name:	Craig Kaufmann
	Title:	Vice President Finance

PLASE HT, LLC, as Administrative Agent

By:	/s/ Matthew Nord
	Name:	Matthew Nord
	Title:	Vice President

PLASE HT, LLC, as Collateral Agent

By:	/s/ Matthew Nord
	Name:	Matthew Nord
	Title:	Vice President

PLASE HT, LLC, as a Lender

By:	/s/ Matthew Nord
	Name:	Matthew Nord
	Title:	Vice President